EXHIBIT 99.2
Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
AVINTIV Inc.

We have audited the accompanying consolidated balance sheets of AVINTIV Inc., formerly known as PGI Specialty Materials, Inc., as of December 31, 2014 and December 28, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AVINTIV Inc. at December 31, 2014 and December 28, 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Charlotte, North Carolina
April 27, 2015

AVINTIV INC.
CONSOLIDATED BALANCE SHEETS

In thousands, except share data	December 31, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$178,491	$86,064
Accounts receivable, net	247,727	194,827
Inventories, net	173,701	156,074
Deferred income taxes	16,776	2,318
Other current assets	89,121	59,096
Total current assets	705,816	498,379
Property, plant and equipment, net	870,230	652,780
Goodwill	220,554	115,328
Intangible assets, net	178,911	169,399
Deferred income taxes	18,231	2,582
Other noncurrent assets	41,431	26,052
Total assets	$2,035,173	$1,464,520
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$17,665	$2,472
Accounts payable and accrued liabilities	321,313	307,731
Income taxes payable	9,636	3,613
Deferred income taxes	10,217	1,342
Current portion of long-term debt	31,892	13,797
Total current liabilities	390,723	328,955
Long-term debt	1,433,283	880,399
Deferred consideration	42,440	—
Deferred income taxes	36,223	33,236
Other noncurrent liabilities	67,124	62,191
Total liabilities	1,969,793	1,304,781
Commitments and contingencies (Note 22)
Redeemable noncontrolling interest	89,181	—
Equity:
Common stock — par value $0.01; 1,000,000 authorized shares; 292,491 issued and outstanding December 31, 2014; and 291,991 issued and outstanding December 28, 2013	3	3
Additional paid-in capital	277,245	294,141
Accumulated deficit	(242,439)	(127,142)
Accumulated other comprehensive income (loss)	(59,164)	(8,106)
Total AVINTIV Inc. shareholders' equity (deficit)	(24,355)	158,896
Noncontrolling interest	554	843
Total equity (deficit)	(23,801)	159,739
Total liabilities and equity	$2,035,173	$1,464,520

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales	$1,859,914	$1,214,862	$1,155,163
Cost of goods sold	(1,526,406)	(1,018,806)	(957,917)
Gross profit	333,508	196,056	197,246
Selling, general and administrative expenses	(254,280)	(153,188)	(140,776)
Special charges, net	(59,185)	(33,188)	(19,592)
Other operating, net	(1,845)	(2,512)	287
Operating income (loss)	18,198	7,168	37,165
Other income (expense):
Interest expense	(96,153)	(55,974)	(50,414)
Debt modifications and extinguishment costs	(15,725)	(3,334)	—
Foreign currency and other, net	(27,083)	(8,851)	(5,134)
Income (loss) before income taxes	(120,763)	(60,991)	(18,383)
Income tax (provision) benefit	1,523	36,024	(7,655)
Net income (loss)	(119,240)	(24,967)	(26,038)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(34)	—
Net income (loss) attributable to AVINTIV Inc.	$(115,297)	$(24,933)	$(26,038)
Weighted average common shares outstanding, basic and diluted	292,178	264,998	260,403
Basic and diluted loss per share (Note 17)	$(467.89)	$(94.09)	$(99.99)

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net income (loss)	$(119,240)	$(24,967)	$(26,038)
Other comprehensive income (loss)
Currency translation	(45,277)	12,731	2,287
Employee postretirement benefits	(15,279)	(738)	(19,912)
Cash flow hedge adjustments	—	—	—
Total other comprehensive income (loss)	(60,556)	11,993	(17,625)
Income tax (provision) benefit	132	(5,302)	(15)
Total other comprehensive income (loss), net of tax	(60,424)	6,691	(17,640)
Comprehensive income (loss)	(179,664)	(18,276)	(43,678)
Less: Comprehensive income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	(13,309)	(6)	—
Comprehensive income (loss) attributable to AVINTIV Inc.	$(166,355)	$(18,270)	$(43,678)

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

In thousands	AVINTIV Inc. Shareholders
	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total AVINTIV Inc. Shareholders' Equity (Deficit)	Noncontrolling Interest
	Shares	Amount						Total Equity
Balance — December 31, 2011	260	3	260,594	(76,171)	2,871	187,297	—	187,297

Amounts due to shareholders	—	—	(189)	—	—	(189)	—	(189)
Issuance of Common Stock	1	—	1,276	—	—	1,276	—	1,276
Common stock call option reclass	—	—	(5,144)	—	—	(5,144)	—	(5,144)
Net income (loss)	—	—	—	(26,038)	—	(26,038)	—	(26,038)
Intercompany equipment sale elimination	—	—	(1,202)	—	—	(1,202)	—	(1,202)
Share-based compensation	—	—	842	—	—	842	—	842
Employee benefit plans, net of tax	—	—	—	—	(19,927)	(19,927)	—	(19,927)
Currency translation	—	—	—	—	2,287	2,287	—	2,287
Balance — December 29, 2012	261	3	256,177	(102,209)	(14,769)	139,202	—	139,202

Amounts due to shareholders	—	—	(222)	—	—	(222)	—	(222)
Issuance of stock	31	—	30,726	—	—	30,726	—	30,726
Common stock call option reclass	—	—	3,340	—	—	3,340	—	3,340
Net income (loss)	—	—	—	(24,933)	—	(24,933)	(34)	(24,967)
Fair value of noncontrolling interest on Fiberweb Acquisition Date	—	—	—	—	—	—	849	849
Intercompany equipment sale elimination	—	—	130	—	—	130	—	130
Share-based compensation	—	—	3,990	—	—	3,990	—	3,990
Employee benefit plans, net of tax	—	—	—	—	(2,046)	(2,046)	—	(2,046)
Currency translation, net of tax	—	—	—	—	8,709	8,709	28	8,737
Balance — December 28, 2013	292	$3	$294,141	$(127,142)	$(8,106)	$158,896	$843	$159,739

Issuance of stock	—	—	750	—	—	750	—	750
Common stock call option reclass	—	—	1,702	—	—	1,702	—	1,702
Net income (loss)	—	—	—	(115,297)	—	(115,297)	(281)	(115,578)
Periodic adjustment to redemption value	—	—	(21,409)	—	—	(21,409)	—	(21,409)
Intercompany equipment sale elimination	—	—	130	—	—	130	—	130
Share-based compensation	—	—	1,931	—	—	1,931	—	1,931
Employee benefit plans, net of tax	—	—	—	—	(15,147)	(15,147)	—	(15,147)
Currency translation, net of tax	—	—	—	—	(35,911)	(35,911)	(8)	(35,919)
Balance — December 31, 2014	292	$3	$277,245	$(242,439)	$(59,164)	$(24,355)	$554	$(23,801)

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Operating activities:
Net income (loss)	$(119,240)	$(24,967)	$(26,038)
Adjustments for non-cash transactions:
Debt modification charges	11,670	—	—
Deferred income taxes	(14,153)	(44,524)	(1,123)
Depreciation and amortization expense	118,255	76,293	66,706
Non-cash impairment charge	6,851	2,213	—
Inventory step-up	6,905	7,288	—
Accretion of deferred consideration	3,077	—	—
(Gain) loss on extinguishment of debt	—	3,334	—
(Gain) loss on financial instruments	(4,749)	(799)	(147)
(Gain) loss on sale of assets, net	1,800	185	3
Non-cash compensation	1,931	3,990	842
Changes in operating assets and liabilities:
Accounts receivable	(18,100)	(12,380)	9,427
Inventories	(4,049)	4,412	9,295
Other current assets	(2,335)	5,346	1,221
Accounts payable and accrued liabilities	8,761	22,509	13,214
Other, net	52,524	(26,050)	2,071
Net cash provided by (used in) operating activities	49,148	16,850	75,471
Investing activities:
Purchases of property, plant and equipment	(82,457)	(54,642)	(51,625)
Proceeds from sale of assets	2,306	435	1,660
Acquisition of intangibles and other	(250)	(4,582)	(268)
Acquisitions, net of cash acquired	(356,281)	(278,970)	—
Net cash provided by (used in) investing activities	(436,682)	(337,759)	(50,233)
Financing activities:
Proceeds from long-term borrowings	628,135	629,999	10,977
Proceeds from short-term borrowings	32,091	4,087	5,725
Repayment of long-term borrowings	(131,453)	(337,679)	(7,678)
Repayment of short-term borrowings	(16,809)	(2,619)	(9,933)
Loan acquisition costs	(21,283)	(16,102)	(220)
Debt modification costs	(4,055)	—	—
Issuance of common stock	750	30,504	1,087
Net cash provided by (used in) financing activities	487,376	308,190	(42)
Effect of exchange rate changes on cash	(7,415)	904	(59)
Net change in cash and cash equivalents	92,427	(11,815)	25,137
Cash and cash equivalents at beginning of period	86,064	97,879	72,742
Cash and cash equivalents at end of period	$178,491	$86,064	$97,879

Supplemental disclosures of cash flow information:
Cash payments for interest	$86,581	$49,671	$47,711
Cash payments (receipts) for taxes, net	$9,126	$17,158	$8,381

See accompanying Notes to Consolidated Financial Statements.

AVINTIV INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Description of Business

AVINTIV Inc. (“AVINTIV”), a Delaware corporation, and its consolidated subsidiaries (the “Company” or “Parent”) is a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier.  The Company has one of the largest global platforms in the industry, with a total of 22 manufacturing and converting facilities located in 14 countries throughout the world.  The Company operates through four reportable segments:  North America, South America, Europe and Asia, with the main sources of revenue being the sales of primary and intermediate products to consumer and industrial markets.

Note 2.  Basis of Presentation

The accompanying consolidated financial statements reflect the consolidated operations of the Company and have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification (“ASC”).  In the opinion of management, the accompanying consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated results for the periods presented.  Certain reclassifications of amounts reported in prior periods have been made to conform with the current year presentation.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of November 22, 2010, affiliates of the Blackstone Capital Partners V.L.P (“Blackstone”), along with certain members of the Company's management acquired the Company (the "Merger"), for an aggregate purchase price valued at $403.5 million, excluding repayment of pre-acquisition indebtedness.  The Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controller interest.  Effective October 10, 2014, the Company’s corporate name was changed from “Scorpio Holdings Corporation” to “PGI Specialty Materials, Inc.”  Effective June 5, 2015, the Company’s corporate name was changed to its current name of “AVINTIV Inc.”

In light of the recent acquisition of Companhia Providência Indústria e Comércio, a Brazilian corporation (“Providência”) in fiscal year 2014, the Company realigned its reportable segments during the third quarter of fiscal year 2014 to more closely reflect the corporate and business strategies and to promote additional productivity and growth. Prior year information has been updated to conform to the current year presentation.

Prior to 2014, the Company's fiscal year was based on a 52 week period ending on the Saturday closest to each December 31.  As a result, the fiscal years ended December 28, 2013 and December 29, 2012 each contain operating results for 52 weeks, respectively.  On December 11, 2014, the Board of Directors of the Company approved a change in the Company's fiscal year end to a calendar year ending on December 31, effective beginning with the fiscal year 2014.  The change has been made on a prospective basis and prior periods have not been adjusted.  Since the change in the Company's year-end commenced within seven days of the month end last reported, and the new fiscal year commenced with the end of the old fiscal year, the change is not deemed a change in fiscal year for purposes of reporting subject to Rule 13a-10 or 15d-10.

Note 3.  Summary of Significant Accounting Policies

A summary of significant accounting policies used in the preparation of the accompanying financial statements is as follows:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome.  Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Currency Translation

Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. Dollar, have been translated at year-end exchange rates, and income and expense accounts have been translated using average exchange rates throughout the year.  Adjustments resulting from the process of translating an entity's financial statements into the U.S. Dollar have been recorded in the Shareholders' Equity section of the Consolidated Balance Sheet within Accumulated other comprehensive income (loss).    Transactions that are denominated in a currency other than an entity's functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments with original maturities at the time of purchase of three months or less.  The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits.  However, management periodically evaluates the credit-worthiness of those institutions and has not experienced any losses on such deposits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents the best estimate of probable loss inherent within the Company's accounts receivable balance.  Estimates are based upon both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables as well as past collection trends and general economic conditions.  As of December 31, 2014 and December 28, 2013, the allowance for doubtful accounts was $2.9 million and $0.8 million, respectively.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or fair market value.  The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value.  Costs include direct materials, direct labor and applicable manufacturing overhead.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation.  For financial reporting purposes, assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset.  Leasehold improvements are amortized over the shorter of their economic useful life or the related lease term.  The range of useful lives used to depreciate property and equipment is as follows:
Range of Useful Lives
Building and improvements	10 to 31 years
Machinery and equipment	3 to 15 years
Other	3 to 7 years

Major expenditures for replacements and significant improvements that increase asset values and extend useful lives are also capitalized.  Capitalized costs are amortized over their estimated useful lives using the straight-line method.  Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred.  The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in within current earnings.

The Company capitalizes costs, including interest, incurred to develop or acquire internal-use software.  These costs are capitalized subsequent to the preliminary project stage once specific criteria are met.  Costs incurred in the preliminary project planning stage are expensed.  Other costs, such as maintenance and training, are also expensed as incurred.  Capitalized costs are amortized over their estimated useful lives using the straight-line method.

Pursuant to ASC 360, "Property, Plant and Equipment" ("ASC 360"), the Company assesses the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset.  If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Goodwill and Intangible Assets

Pursuant to ASC 350, "Intangibles - Goodwill and Other" ("ASC 350"), goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and begins with a qualitative assessment to determine, as a basis for whether it is necessary to perform the two-step impairment test under ASC 350, if it is more likely than not that the fair value of each reporting unit is less than its carrying amount.  For the reporting units where it is required, the first step compares the carrying amount of the reporting unit to its estimated fair value.  If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary.  To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit's carrying value of goodwill is compared to the implied fair value of goodwill.  To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

Recoverability of other intangible assets with indefinite useful lives begins with a qualitative assessment to determine, as a basis for whether it is necessary to calculate the fair value of the indefinite-lived intangible assets, if it is more likely than not that the asset is impaired.  When required, recoverability is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets.  Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

Intangible assets such as customer-related intangible assets and non-compete agreements with finite useful lives are amortized on a straight-line basis over their estimated economic lives.  The weighted-average useful lives approximate the following:

Weighted-Average Useful Lives
Technology	13 years
Customer relationships	16 years
Patents	6 years

The Company assesses the recoverability of the carrying value of its intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset.  If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Loan Acquisition Costs

Loan acquisition costs are expenditures associated with obtaining financings that are capitalized in the Consolidated Balance Sheets and amortized over the term of the loans to which such costs relate.  Amounts capitalized are recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized to Interest expense in the Consolidated Statements of Operations.

Derivative Instruments

For derivative instruments, the Company applies ASC 815, "Derivatives and Hedging" ("ASC 815") which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value.  This statement requires that changes in the derivative's fair value be recognized in current earnings unless specific hedge accounting criteria are met.  In addition, a company must also formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

Revenue Recognition

Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered.  The Company recognizes revenue when the title and the risks and rewards of ownership have substantially transferred to the customer.  The Company permits customers from time to time to return certain products and continuously monitors and tracks such returns and records an estimate of such future returns, which is based on historical experience and recent trends.

In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria.  The Company performs ongoing credit evaluations of its customers' financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers.

Shipping and Handling Fees and Costs

Pursuant to ASC 605, "Revenue Recognition" ("ASC 605"), the Company determined that shipping fees shall be reported on a gross basis.  As a result, all amounts billed to a customer in a sale transaction related to shipping and handling fees represent revenues earned for the goods provided and therefore recorded within Net sales in the Consolidated Statement of Operations.  Shipping and handling costs include expenses incurred to store, move, and prepare products for shipment.  The Company classifies these costs as Selling, general and administrative expenses within the Consolidated Statement of Operations, and includes a portion of internal costs such as salaries and overhead related to these activities.  For the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, the Company incurred $66.6 million, $38.5 million and $33.8 million related to these costs, respectively.

Research and Development Costs

The Company conducts research and development activities for the purpose of developing and improving new products and services.  These costs are expensed when incurred and included in Selling, general and administrative expenses in the Consolidated Statement of Operations.  For the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, these expenditures amounted to $18.1 million and $11.8 million and $12.5 million, respectively.

    Employee Benefit Plans

The Company provides a range of benefits, including pensions and postretirement benefits to eligible current and former employees.  Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, employee mortality, turnover rates, and healthcare cost trend rates.  Actuaries perform the required calculations to determine expense in accordance with GAAP.  Actual results may differ from the actuarial assumptions and are generally accumulated into Accumulated other comprehensive income (loss) and amortized into earnings over future periods.  The Company reviews its actuarial assumptions at each measurement date and makes modifications to the assumptions based on current rates and trends, if appropriate.

    Income Taxes

The Company records a tax provision for the anticipated tax consequences of the reported results of operations.  The provision is computed using the asset and liability method of accounting, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In addition, the Company recognizes future tax benefits, such as net operating losses and tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not.  Deferred tax assets and liabilities are measured using currently enacted tax rates that apply to taxable income in effect for the years in which those tax items are expected to be realized or settled.  The Company regularly reviews the recoverability of its deferred tax assets considering historic profitability, projected future taxable income, and timing of the reversals of existing temporary differences as well as the feasibility of our tax planning strategies.  Where appropriate, a valuation allowance is recorded if available evidence suggests that it is more likely than not that some portion or all of a deferred tax asset will not be realized.   Changes to valuation allowances are recognized in earnings in the period such determination is made.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is more-likely-than-not that the position will be sustained upon examination.  The tax impacts recognized in the financial statements from such positions are then measured based on the largest impact that has a greater than 50% likelihood of being realized upon settlement.  The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions as a component of the provision for income taxes.

Net (Loss) Income Per Share

Basic net loss per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock outstanding for the period, using the treasury stock method. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. For the fiscal years ended December 31, 2014, December 28, 2013, and December 29, 2012, 22,721, 23,395, and 20,460 share options, respectively, and 3,000 restricted stock units for the fiscal years ended December 31, 2014, and December 28, 2013 have been excluded as their effect is anti-dilutive.

    Recent Accounting Standards

Changes to GAAP are established by the FASB in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC.  The Company considers the applicability and impact of all ASUs.  ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s Condensed Financial Statements.

In April 2015, the FASB issued ASU No. 2015-03, “Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”) which requires an entity to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 is effective on a retrospective basis for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years beginning after December 15, 2016. The adoption of this guidance concerns presentation only and will not have any impact on the Company’s financial results.

In January 2015, the FASB issued ASU No. 2015-01, "Income Statement - Extraordinary and Unusual Items" ("ASU 2015-01") which eliminates from GAAP the concept of extraordinary items.  Under the new guidance, an event or transaction that meets the criteria for extraordinary classification is segregated from the results of ordinary operations and shown as a separate item in the income statement, net of tax.  In addition, certain other related disclosures are required.  ASU 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015.  Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption.  The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (“ASU 2014-15”).  The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures.  Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued.  Management’s evaluation should be based on relevant conditions or events, considered in the aggregate, that are known and reasonably knowable at the date that the financial statements are issued.  ASU 2014-15 is effective prospectively for reporting periods beginning after December 15, 2016, with early adoption permitted.    The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09"), which creates a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services.  Under the new guidance, a company will be required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation.  In addition, ASU 2014-09 enhances disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements.  ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective adoption.  Early application is not permitted.  The Company is currently evaluating the impact of adopting ASU 2014-09 on its financial results.

In April 2014, the FASB issued ASU No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity" ("ASU 2014-08"), which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements.  Under the new guidance, a discontinued operation is defined as a disposal of a component or a group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results.  In addition, ASU 2014-08 enhances disclosures for reporting discontinued operations.  ASU 2014-08 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted.  The Company adopted this accounting pronouncement effective January 1, 2015.  The adoption of this guidance did not have a significant impact on the Company's financial results.

    In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11"), which requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed.  In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.  ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with retroactive application permitted.  The Company adopted this accounting pronouncement effective December 29, 2013.    The adoption of this guidance did not have a significant impact on the Company's financial results.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”), which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, ASU 2013-02 requires an entity to present, either on the face of the income statement or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance concerns disclosure only and did not have an impact on our financial results.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” which amended the guidance on the annual impairment testing of indefinite-lived intangible assets other than goodwill. The amended guidance will allow a company the option to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, based on the qualitative assessment, it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if a company concludes otherwise, quantitative impairment testing is not required. This new guidance was adopted in the fourth quarter of 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

Note 4.  Acquisitions

Providência Acquisition

On January 27, 2014, the Company announced that PGI Polímeros do Brazil, a Brazilian corporation and wholly-owned subsidiary of the Company ("PGI Acquisition Company"), entered into a Stock Purchase Agreement with Providência and certain shareholders named therein.  Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, PGI Acquisition Company agreed to acquire a 71.25% controlling interest in Providência (the “Providência Acquisition”).  Providência is a leading manufacturer of spunmelt nonwoven products primarily used in hygiene applications as well as industrial and healthcare applications.  Based in Brazil, Providência has three locations, including one in the United States.

 The Providência Acquisition was completed on June 11, 2014 (the "Providência Acquisition Date") for an aggregate purchase price of $424.8 million and funded with the proceeds from borrowings under an incremental term loan amendment to the Company's existing Senior Secured Credit Agreement as well as the proceeds from the issuance of $210.0 million of 6.875% Senior Unsecured Notes due in 2019.

  The components of the purchase price are as follows:

In thousands	Consideration
Cash consideration paid to selling stockholders	$188,117
Cash consideration deposited into escrow	8,252
Deferred consideration	47,931
Debt repaid	180,532
Total consideration	$424,832

Total consideration paid included $47.9 million of deferred purchase price (the "Deferred Purchase Price").  The Deferred Purchase Price is held by the Company and relates to certain unaccrued tax claims of Providência (the “Providência Tax Claims”). Refer to Note 16, “Income Taxes” for further information on the Providência Tax Claims.  The Deferred Purchase Price is denominated in Brazilian Reais and accretes at a rate of 9.5% per annum compounded daily.  Based on the Company's best estimate, the resolution of the Providência Tax Claims is expected to take longer than a year.  As a result, the Deferred Purchase Price is classified as a noncurrent liability.

As required by Brazilian law, PGI Acquisition Company filed a mandatory tender offer registration request with the Securities Commission of Brazil (Comissão de Valores Mobiliários or the “CVM”) in order to launch as required by Brazilian law, after the CVM's approval, a tender offer to acquire the remaining 28.75% of the outstanding capital stock of Providência that is currently held by the minority shareholders (the “Mandatory Tender Offer”).  The price per share to be paid to the minority shareholders in connection with the Mandatory Tender Offer will be substantially the same as paid to the selling shareholders up acquisition of control, including the portion allocated to deferred purchase price and escrow.  In addition, the Company voluntarily opted to amend the Mandatory Tender Offer to provide the minority shareholders with an alternative price structure with no escrow or deferred purchase price.  Based on the alternative offer, the minority shareholders would receive an all-cash purchase price at closing.  The Mandatory Tender Offer registration request is currently under review with the CVM.  Once the Mandatory Tender Offer is approved and launched, the minority shareholders have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480, "Distinguishing Liabilities from Equity" ("ASC 480") requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.  Refer to Note 17, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

The Providência Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations.  As a result, the total purchase price has been allocated to assets acquired and liabilities assumed based on the preliminary estimate of fair market value of such assets and liabilities at the Providência Acquisition Date.  Any excess of the purchase price is recognized as goodwill.

The Company obtained new information related to the assets acquired and liabilities assumed of Providência. The facts and circumstances existed at the date of acquisition and, if known, would have affected the measurement of the amounts recognized at that date. The Company updated its fair market value estimates for inventory, property, plant and equipment, intangible assets and redeemable noncontrolling interest.  In addition, impacts related to deferred tax and goodwill were recorded.  In accordance with ASC 805, "Business Combinations" ("ASC 805"), measurement period adjustments are not included in current earnings, but recognized as of the date of acquisition with a corresponding adjustment to goodwill resulting from the change in preliminary amounts.  As a result, the Company adjusted the preliminary allocation of the purchase price initially recorded at the Providência Acquisition Date to reflect these measurement period adjustments.  The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis.  The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and the related allocation of purchase price.  The Company is still waiting on additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment accounting as well as the accounting for certain tax matters.  The Company will complete its final purchase price allocation during the second quarter of 2015.

The preliminary allocation of the purchase price and related measurement period adjustments are as follows:

In thousands	Preliminary June 11, 2014	Measurement Period Adjustments	Adjusted June 11, 2014
Cash	$20,621	$—	$20,621
Accounts receivable	52,929	—	52,929
Inventory	34,451	(374)	34,077
Other current assets	31,848	—	31,848
Total current assets	139,849	(374)	139,475

Property, plant and equipment	400,000	(94,694)	305,306
Goodwill	107,497	26,150	133,647
Intangible assets	4,500	14,500	19,000
Other noncurrent assets	12,288	—	12,288
Total assets acquired	$664,134	$(54,418)	$609,716

Current liabilities	$31,605	$—	$31,605
Total debt	74,930	—	74,930
Deferred income taxes	38,027	(42,462)	(4,435)
Other noncurrent liabilities	1,992	—	1,992
Total liabilities assumed	146,554	(42,462)	104,092
Redeemable noncontrolling interest	92,990	(12,198)	80,792
Net assets acquired	$424,590	$242	$424,832

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate fair value, given the short-term nature of these assets and liabilities.  The preliminary estimate of fair value for inventories was based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable.  As a result, the Company increased the carrying value of inventory by $4.5 million.  The preliminary estimate of fair value for property, plant and equipment was based on management's assessment of the acquired assets condition, as well as an evaluation of the current market value for such assets.  In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date.  As a result, the Company decreased the carrying value of property, plant and equipment by $16.9 million.  The preliminary estimate of fair value of the redeemable noncontrolling interest was based upon management’s assessment of the then current market value of the outstanding shares of stock.

The Company recorded an intangible asset, which consisted of a finite-lived customer relationships intangible asset with an estimated fair value of $19.0 million.  The valuation was determined using an income approach methodology using the multi-period excess earnings method.  The average estimated useful life of the intangible assets is considered to be 15 years, determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows.

The excess of the purchase price over the preliminary amounts allocated to specific assets and liabilities is included in goodwill which has been allocated on a preliminary basis to the North America and South America segments.  The goodwill associated with the Providência Acquisition is not expected to be deductible for tax purposes.  The premium in the purchase price paid by the Company for the acquisition of Providência broadens our scale and further solidifies the Company's position as the largest manufacturer of nonwovens in the world.  The Company anticipates that the broad base of clients associated with the acquisition of Providência will enhance the Company's position in hygiene products and markets as well as strengthen our position in the Americas.  In the short-term, the Company anticipates realizing operational and cost synergies at Providência that include purchasing optimization due to larger volumes, reduced manufacturing costs and lower general and administrative costs.

Acquisition related costs are as follows:

In thousands	Amount
Loan acquisition costs	$21,297
Transaction expenses	18,552
Total	$39,849

Capitalized loan acquisition costs related to the Providência Acquisition of $10.6 million were recorded within Intangible assets, net in the Consolidated Balance Sheets and are amortized over the term of the loan to which such costs relate.  The remainder, $10.7 million, was expensed as incurred during the second quarter and included within Debt modification and extinguishment costs in the Consolidated Statements of Operations.  These costs related to common lenders included in the incremental term loan amendment to the Company's existing Senior Secured Credit Agreement.  In accordance with ASC 805, transaction expenses related to the Providência Acquisition were expensed as incurred within Special charges, net in the Consolidated Statements of Operations.

Fiberweb Acquisition

On September 17, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb Limited (formerly Fiberweb plc)("Fiberweb") containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share (the "Fiberweb Acquisition").  Under the terms of the agreement, Fiberweb would become a wholly-owned subsidiary of the Company.  The offer was affected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006 and consummated on November 15, 2013 (the "Fiberweb Acquisition Date").  The aggregate purchase price was valued at $287.8 million and funded on November 27, 2013 with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement (together, the "Bridge Facilities").  The Bridge Facilities were subsequently refinanced, along with transaction expenses, with the proceeds from a $295.0 million Senior Secured Credit Agreement and a $30.7 million equity investment from Blackstone.  Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries.

    The Fiberweb Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest.  As a result, the total purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of Acquisition.  Any excess of the purchase price was recognized as goodwill. The allocation of the purchase price was as follows:

In thousands	November 15, 2013
Cash	$8,792
Accounts receivable	49,967
Inventory	71,081
Other current assets	29,889
Total current assets	159,729

Property, plant and equipment	187,529
Goodwill	33,699
Intangible assets	85,996
Other noncurrent assets	1,403
Total assets acquired	$468,356

Current liabilities	84,255
Financing obligation	20,300
Total debt	19,391
Deferred income taxes	45,974
Other noncurrent liabilities	9,825
Noncontrolling interest	849
Total liabilities assumed	$180,594
Net assets acquired	$287,762

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities.  Inventories were recorded at fair value and was based on computations which considered many factors including the estimated selling price of the inventory, where applicable.  As a result, the Company increased the carrying value of inventory by $9.7 million in order to adjust to estimated fair value.  The estimate of fair value for property, plant and equipment was based on management's assessment of the acquired assets condition, as well as an evaluation of the current market value for such assets.  In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date.  As a result, the Company increased the carrying value of property, plant and equipment by $24.5 million.

The Company recorded intangible assets based on their estimated fair value, and consisted of the following:

In thousands	Useful Life	Amount
Technology	15 years	$31,827
Trade names	Indefinite	11,412
Customer relationships	20 years	42,757
Total		$85,996

The Company allocated $11.4 million to trade names, primarily related to Typar and Reemay.  Management considered many factors in the determination that it will account for the asset as an indefinite-lived, including the current market leadership position of the name as well as the recognition in the industry.  Therefore, in accordance with current accounting guidance, the indefinite-lived intangible asset will not be amortized, but instead tested for impairment at least annually (more frequently if certain indicators are present).

The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill and has been allocated to the North America segment.  The goodwill is not deductible for tax purposes.  The premium in the purchase price paid by the Company for the acquisition of Fiberweb reflects the establishment of the largest manufacturers of nonwovens in the world.  The Company anticipates that the improved diversity associated with the acquisition of Fiberweb will provide a foundation for enhanced access to clients in highly specialized, niche end markets as well as provide complementary solutions and new technologies to address our customer's desire for innovation and customized solutions.  In the short-term, the Company anticipates realizing significant operational and cost synergies that include purchasing optimization due to larger volumes, improvement in manufacturing costs and lower general and administrative costs.

Acquisition related costs were as follows:

In thousands	Amount
Loan acquisition costs	$16,102
Transaction expenses	15,783
Total	$31,885

Loan acquisition costs related to the Fiberweb Acquisition were capitalized and recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized over the term of the loan to which such costs relate.  In accordance with ASC 805 transaction expenses related to the Acquisition are expensed as incurred within Special charges, net in the Consolidated Statement of Operations.

Pro Forma Information

The following unaudited pro forma information for the fiscal year ended December 31, 2014 and December 28, 2013 assumes the acquisition of Fiberweb and Providência occurred as of the beginning of 2013.

In thousands	December 31, 2014	December 28, 2013
Net sales	$2,005,678	$1,966,103
Net income (loss)	(132,977)	(78,847)

The unaudited pro forma information does not purport to be indicative of the results that actually would have been achieved had the operations been combined during the periods presented, nor is it intended to be a projection of future results or trends.  During 2014, net sales and operating income (loss) attributable to Providência since the Providência Acquisition Date was $194.3 million and a loss of $3.4 million, respectively.

Note 5.  Accounts Receivable Factoring Agreements

In the ordinary course of business, the Company may utilize accounts receivable factoring agreements with third-party financial institutions in order to accelerate its cash collections from product sales.  In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms.  These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third-party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, "Transfers and Servicing" ("ASC 860").  ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheet.  Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables.  In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold.  Amounts due from financial institutions are recorded with Other current assets in the Consolidated Balance Sheet.

The Company has a U.S. based program where certain U.S. based receivables are sold to an unrelated third-party financial institution. Under the current terms of the U.S. agreement, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold. In addition, the Company's subsidiaries in Brazil, Colombia, France, Italy, Mexico, Netherlands and Spain have entered into factoring agreements to sell certain receivables to an unrelated third-party financial institutions. Under the terms of the non-U.S. agreements, the maximum amount of outstanding advances at any one time is $84.4 million (measured at December 31, 2014 foreign exchange rates), which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.

The following is a summary of receivables sold to the third-party financial institutions that existed at the following balance sheet dates:

In thousands	December 31, 2014	December 28, 2013
Trade receivables sold to financial institutions	$92,528	$71,542
Net amounts advanced from financial institutions	78,900	63,667
Amounts due from financial institutions	$13,628	$7,875

The Company sold $657.8 million and $414.0 million of receivables under the terms of the factoring agreements during the fiscal years ended December 31, 2014 and December 28, 2013, respectively.  The year-over-year increase in receivables sold is primarily attributable to accounts receivable factoring agreements acquired with both the Fiberweb Acquisition and the Providência Acquisition.  In addition, a new agreement that was established in France contributed to the increase.  The Company pays a factoring fee associated with the sale of receivables based on the dollar of the receivables sold.  Amounts incurred for the Company were $1.6 million, $1.2 million and $1.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.  These amounts are recorded within Foreign currency and other, net in the Consolidated Statements of Operations.

Note 6.  Inventories, Net

At December 31, 2014 and December 28, 2013, the major classes of inventory were as follows:

In thousands	December 31, 2014	December 28, 2013
Raw materials and supplies	$58,951	$55,544
Work in process	19,151	19,102
Finished goods	95,599	81,428
Total	$173,701	$156,074

Inventories are stated at the lower of cost, determined on the first-in, first-out ("FIFO") method, or fair market value.  The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value.  Reserve balances, primarily related to obsolete and slow-moving inventories, were $7.8 million and $3.3 million at December 31, 2014 and December 28, 2013, respectively.

As a result of the acquisition of Providência, the Company increased the carrying value of inventory by $4.5 million as of the Providência Acquisition Date in order to adjust to estimated fair value in accordance with the accounting guidance for business combinations.   The preliminary change in the fair value of the assets were based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable.  The step-up in inventory value was amortized to Cost of Goods Sold over the period of Providência's normal inventory turns, which approximated one month.

As a result of the acquisition of Fiberweb, the Company increased the carrying value of inventory by $9.7 million as of the Fiberweb Acquisition Date in order to adjust to estimated fair value in accordance with the accounting guidance for business combinations. The change in the fair value of the assets were based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. The step-up in inventory value was amortized to Cost of Goods Sold over the period of the Company's normal inventory turns, which approximated two months.

Note 7.  Property, Plant and Equipment, Net

The major classes of property, plant and equipment consist of the following:
In thousands	December 31, 2014	December 28, 2013
Land	$54,919	$50,780
Buildings and land improvements	240,515	179,821
Machinery, equipment and other	755,590	569,157
Construction in progress	49,887	28,181
Subtotal	1,100,911	827,939
Less: Accumulated depreciation	(230,681)	(175,159)
Total	$870,230	$652,780

Depreciation expense was $101.8 million, $64.4 million and $58.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.

Note 8.  Goodwill

The Company records as goodwill the excess of the purchase price over the fair value of the net assets acquired.  Once the final valuation has been performed for each acquisition, adjustments may be recorded.  Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

The changes in the carrying amount of goodwill are as follows:
In thousands	North America	South America	Europe	Asia	Total
December 29, 2012	$39,129	$6,851	$—	$34,628	$80,608
Acquisitions	33,699	—	—	—	33,699
Impairment	—	—	—	—	—
Translation	781	—	—	240	1,021
December 28, 2013	$73,609	$6,851	$—	$34,868	$115,328
Acquisitions	5,688	127,959	—	—	133,647
Impairment	—	(6,851)	—	—	(6,851)
Translation	(781)	(20,597)	—	(192)	(21,570)
December 31, 2014	$78,516	$107,362	$—	$34,676	$220,554

As of December 29, 2012, the Company had recorded goodwill of $80.6 million.  The balance primarily related to the Merger in which $86.4 million was recorded as goodwill, net of a $7.6 million impairment charge to goodwill in the fourth quarter of 2011 as a result of its annual goodwill impairment test.  Other than the amount recorded during 2011, the Company does not have any accumulated impairment losses through December 28, 2013.

On September 15, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb.  The Acquisition was consummated on November 15, 2013 and funded on November 27, 2013 with the proceeds of the Bridge Facilities.  The purchase price has been allocated to assets acquired and liability assumed based on the fair value estimates of such assets and liabilities at the date of acquisition.  As a result, the Company recorded $33.7 million as goodwill.

On January 27, 2014, PGI Acquisition Company, a wholly-owned subsidiary of the Company, entered into an agreement with Providência to acquire a 71.25% controlling interest in Providência.  The acquisition was consummated on June 11, 2014 and funded with the proceeds from borrowings under an incremental term loan amendment to the Company's existing Senior Secured Credit Agreement as well as the proceeds from the issuance of $210.0 million of 6.875% Senior Unsecured Notes due in 2019.  The purchase price has been allocated to assets acquired and liabilities assumed based on the fair value estimates of such assets and liabilities at the date of acquisition.  As a result, the Company recorded $133.6 million as goodwill.

In connection with the Providência Acquisition, the Company realigned its internal reporting structure to reflect its new organizational structure and business focus.  Per ASC 350, "Goodwill and Other" ("ASC 350"), goodwill is required to be tested for impairment both before and after a reorganization.  As a result, the Company performed a qualitative assessment during the third quarter and determined that goodwill was not impaired at any of the reporting units prior to the reorganization.  Subsequent to the reorganization, the Company performed an interim goodwill impairment test and determined that the fair value of goodwill at the Argentina/Colombia reporting unit was zero and that all of its goodwill would be impaired.  As a result, the Company recorded a non-cash impairment charge of $6.9 million.  Refer to Note 13, "Fair Value of Financial Instruments" for further information on the interim goodwill impairment test.

Note 9.  Intangible Assets

Indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.  All other intangible assets with finite useful lives are being amortized on a straight-line basis over their estimated useful lives.

The following table sets forth the gross amount and accumulated amortization of the Company's intangible assets at December 31, 2014 and December 28, 2013:

	December 31, 2014			December 28, 2013
In thousands	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technology	$63,726	$(14,902)	$48,824	$63,705	$(9,359)	$54,346
Customer relationships	76,242	(12,735)	63,507	60,078	(8,404)	51,674
Loan acquisition costs	40,612	(14,447)	26,165	30,067	(7,817)	22,250
Other	7,104	(1,601)	5,503	6,928	(711)	6,217
Tradenames (indefinite-lived)	34,912	—	34,912	34,912	—	34,912
Total	$222,596	$(43,685)	$178,911	$195,690	$(26,291)	$169,399

As of December 31, 2014, the Company had recorded intangible assets of $178.9 million.  Included in this amount are loan acquisition costs incurred in association with acquisitions.  These expenditures represent the cost of obtaining financings that are capitalized in the Consolidated Balance Sheets and amortized over the term of the loans to which such costs relate.

The following table presents amortization of the Company's intangible assets for the following periods:
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Intangible assets	$10,801	$7,095	$5,906
Loan acquisition costs	5,698	4,796	2,665
Total	$16,499	$11,891	$8,571

Estimated amortization expense on existing intangible assets for each of the next five years is expected to approximate $15 million in 2015, $16 million in 2016, $16 million in 2017, $16 million in 2018 and $16 million in 2019.

Note 10.  Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:
In thousands	December 31, 2014	December 28, 2013
Accounts payable to vendors	$209,527	$209,031
Accrued salaries, wages, incentive compensation and other fringe benefits	42,485	33,889
Accrued interest	19,748	19,063
Other accrued expenses	49,553	45,748
Total	$321,313	$307,731

Note 11.  Debt

The following table presents the Company's outstanding debt at December 31, 2014 and December 28, 2013:
In thousands	December 31, 2014	December 28, 2013
Term Loans	$703,029	$293,545
Senior Secured Notes	504,000	560,000
Senior Unsecured Notes	210,000	—
ABL Facility	—	—
Argentina credit facilities:
Nacion Facility	5,010	8,341
Galicia Facility	2,047	3,082
China Credit Facility	18,920	24,920
Brazil export credit facilities:
Itaú Facility ($)	—	—
Itaú Facility (R$)	18,871	—
Recovery Zone Facility Bonds	—	—
India Loans	2,437	3,216
Capital lease obligations	861	1,092
Total long-term debt including current maturities	1,465,175	894,196
Short-term borrowings	17,665	2,472
Total debt	$1,482,840	$896,668

The fair value of the Company's long-term debt was $1,463.9 million at December 31, 2014 and $933.8 million at December 28, 2013.  The fair value of long-term debt is based upon quoted market prices in inactive markets or on available rates for debt with similar terms and maturities (Level 2).

    At December 31, 2014, long-term debt maturities are as follows:

In thousands	Amount
2015	$32,011
2016	29,801
2017	7,704
2018	682,994
2019	714,005
2020 and thereafter	—
Total	$1,466,515
    Term Loans

On December 19, 2013, AVINTIV Specialty Materials Inc., an indirect wholly-owned subsidiary of AVINTIV, exclusive of its subsidiaries (“AVINTIV Specialty Materials”),  entered into a Senior Secured Credit Agreement (the loans thereunder, the "Term Loans") with a maturity date upon the earlier of (i) December 19, 2019 and (ii) the 91st day prior to the scheduled maturity of our 7.75% Senior Secured Notes; provided that on such 91st day, our 7.75% Senior Secured Notes have an outstanding aggregate principal amount in excess of $150.0 million.  The Term Loans provide for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Bridge Facilities.  In connection with the refinancing of the Bridge Facilities with the Term Loans, the Company recognized a loss on the extinguishment of debt of $3.3 million during the fourth quarter of 2013.  This amount, included within Debt modification and extinguishment costs, represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing.

Borrowings bear interest at a fluctuating rate per annum equal to, at AVINTIV Specialty Materials’ option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its "prime rate" and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%.  The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of a certain senior secured net leverage ratio.  The Company is required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

On June 10, 2014, AVINTIV Specialty Materials entered into an incremental term loan amendment (the "Incremental Amendment") to the existing Term Loans in which the Company obtained $415.0 million of commitments for incremental term loans from the existing lenders, the terms of which are substantially identical to the terms of the Term Loans.  Pursuant to the Incremental Amendment, the Company borrowed $310.0 million, the proceeds of which were used to fund a portion of the consideration paid for the Providência Acquisition.  The remaining commitments were used during the third quarter of 2014 to repay existing indebtedness.

The Term Loans are secured (i) together with the Tranche 2 (as defined below) loans, on a first-priority lien basis by substantially all of the Company's assets and the assets of any existing and future subsidiary guarantors (other than collateral securing the ABL Facility on a first-priority basis), including all of the capital stock of AVINTIV Specialty Materials and the capital stock of each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing the ABL Facility, in each case, subject to certain exceptions and permitted liens.  The Company may voluntarily repay outstanding loans at any time without premium or penalty, other than voluntary prepayment of Term Loans in connection with a repricing transaction on or prior to the date that is six months after the closing date of the Incremental Amendment and customary "breakage" costs with respect to LIBOR loans.

The agreement governing the Term Loans, among other restrictions, limit AVINTIV Specialty Materials’ ability and the ability of the Company's restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to AVINTIV Specialty Materials; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets.  In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Under the credit agreement governing the Term Loans, AVINTIV Specialty Materials’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the Terms Loans).

Senior Secured Notes

In connection with the Merger, AVINTIV Specialty Materials issued $560.0 million of 7.75% Senior Secured Notes due 2019 on January 28, 2011.  The Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of AVINTIV Specialty Materials' wholly-owned domestic subsidiaries.  Interest on the Senior Secured Notes is paid semi-annually on February 1 and August 1 of each year.  On July 23, 2014, the Company redeemed $56.0 million aggregate principal amount of the Senior Secured Notes at a redemption price of 103.0% of the aggregate principal amount plus any accrued and unpaid interest, to, but excluding, July 23, 2014.  The redemption amount was funded by proceeds from the Incremental Amendment.  Pursuant to ASC 470, "Modifications and Extinguishments" ("ASC 470"), the Company recognized a loss on debt extinguishment of $2.6 million, which included $0.9 million related to unamortized debt issuance costs.  As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

The indenture governing the Senior Secured Notes limits, subject to certain exceptions, the ability of AVINTIV Specialty Materials and its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to AVINTIV Specialty Materials; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) transfer or sell assets.  It does not limit the activities of the Parent or the amount of additional indebtedness that Parent or its parent entities may incur.  In addition, it also provides for specified events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Secured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Secured Notes, AVINTIV Specialty Materials’ ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company's ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Secured Notes).

Senior Unsecured Notes

In connection with the Providência Acquisition, the Company’s subsidiary issued $210.0 million of 6.875% Senior Unsecured Notes due 2019 on June 11, 2014.  The Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of AVINTIV Specialty Materials' wholly-owned domestic subsidiaries.  Interest on the Senior Unsecured Notes is paid semi-annually on June 1 and December 1 of each year.

The indenture governing the Senior Unsecured Notes limits, subject to certain exceptions, the ability of AVINTIV Specialty Materials and its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to AVINTIV Specialty Materials; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (iv) transfer or sell assets.  It does not limit the activities of Parent or the amount of additional indebtedness that Parent or its parent entities may incur.  In addition, it also provides for specified events of default which, if any occurs, would permit or require the principal of and accrued interest on the Senior Unsecured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Unsecured Notes, AVINTIV Specialty Materials’ ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company's ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Unsecured Notes).

ABL Facility

On January 28, 2011, AVINTIV Specialty Materials entered into a senior secured asset-based revolving credit facility which was amended and restated on October 5, 2012 (the "ABL Facility") to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability.  The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”).  Provided that no default or event of default was then existing or would arise therefrom, the Company had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million.  The facility matures on October 5, 2017.

On November 26, 2013, AVINTIV Specialty Materials entered into an amendment to the ABL Facility which increased the Tranche 1 revolving credit commitments by $30.0 million (for a total aggregate revolving credit commitment of $80.0 million) as well as made certain other changes to the agreement.  In addition, the Company increased the amount by which the Company can request that the ABL Facility be increased at the Company's option to an amount not to exceed $75.0 million.  The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to such date.

Based on current average excess availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at AVINTIV Special Materials’ option, either (A) British Bankers Association LIBOR Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus a margin of (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its "prime rate" and (b) the federal funds effective rate plus 0.5% of 1.0% (“ABR”) plus a margin of (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2.   As of December 31, 2014, the Company had no outstanding borrowings under the ABL Facility.  The borrowing base availability was $62.9 million based on initial advanced rate formulas prior to the completion of the field exam.  Outstanding letters of credit in the aggregate amount of $19.3 million left $43.6 million available for additional borrowings.  The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions.  None of these letters of credit had been drawn on as of December 31, 2014.

The ABL Facility contains certain restrictions which limit AVINTIV Specialty Materials’ ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate or other fundamental changes; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (ix) designate restricted subsidiaries as unrestricted subsidiaries; (x) transfer or sell assets and (xi) prepay junior financing or other restricted debt.  In addition, it contains certain customary representations and warranties, affirmative covenants and events of default.  If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Under the credit agreement governing the ABL Facility, AVINTIV Specialty Materials’ ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part by, the Company's ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the ABL Facility).

Nacion Facility

In January 2007, the Company's subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility located near Buenos Aires, Argentina.  The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. Dollar-denominated loan.  The loans are secured by pledges covering (i) the subsidiary's existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. Dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan.   Principal and interest payments began in July 2008 with the loans maturing as follows:  annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Merger, the Company repaid and terminated the Argentine peso-denominated loan.  In addition, the U.S. Dollar-denominated loan was adjusted to reflect its fair value as of the date of the Merger.  As a result, the Company recorded a contra-liability in Long-term debt and will amortize the balance over the remaining life of the facility.  At December 31, 2014, the face amount of the outstanding indebtedness under the U.S. Dollar-denominated loan was $5.2 million, with a carrying amount of $5.0 million and a weighted average interest rate of 3.13%.

Galicia Facility

On September 27, 2013, the Company's subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina.  The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million).  The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year.  Borrowings will bear interest at 15.25%.  As of December 31, 2014, the outstanding balance under the facility was $2.0 million.  The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility

In the third quarter of 2012, the Company's subsidiary in China entered into a three-year U.S. Dollar-denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China.  The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender's internal head office lending rate (520 basis points at the time the credit agreement was executed).

  The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million.  At December 28, 2013, the outstanding balance under the Hygiene Facility was $24.9 million with a weighted-average interest rate of 5.46%.  The Company repaid $6.0 million of the principal balance during 2014 using a combination of existing cash balances and cash generated from operations.  As a result, the outstanding balance under the Hygiene Facility was $18.9 million at December 31, 2014 with a weighted-average interest rate of 5.43%.

Brazil Export Credit Facilities

As a result of the Providência Acquisition, the Company assumed a U.S. Dollar-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed $52.4 million in the third quarter of 2011 for the purpose of financing certain export transactions from Brazil.  Borrowings bear interest at 4.85% per annum, payable semi-annually.  Principal payments are due in 11 equal installments, beginning in September 2013 and ending at final maturity in September 2018.  The facility is secured by interests in the receivables related to the exports financed by the facility.

On September 22, 2014, the Company entered into an assignment agreement with Itaú Unibanco S.A in order to transfer its rights and obligations under the agreement to the Company.  The purchase price for the assigned interest totaled $45.2 million, which the Company funded with a portion of the proceeds from the Incremental Amendment.  Pursuant to ASC 470, the Company recognized a loss on debt extinguishment of $2.4 million.  As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

As a result of the Providência Acquisition, the Company assumed a Brazilian real-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed R$50.0 million in the first quarter of 2013 for the purpose of financing certain export transactions from Brazil.  Borrowings bear interest at 8.0% per annum, payable quarterly.  The facility matures in February 2016 and is unsecured.  At December 31, 2014, outstanding borrowings under the facility totaled $18.9 million.

Recovery Zone Facility Bonds

As a result of the Providência Acquisition, the Company assumed a loan agreement in connection with the issuance of a like amount of recovery zone facility bonds by the Iredell County Industrial Facilities and Pollution Control Financing Authority.  The proceeds of $9.1 million were used to finance, in part, the construction of a manufacturing facility in Statesville, North Carolina.  The borrowings bear interest at a floating rate, which is reset weekly, and are supported by a letter of credit.  On July 21, 2014, the Company repaid the aggregate principal amount of indebtedness with a portion of the proceeds from the Incremental Amendment.

India Indebtedness

As a result of the Fiberweb Acquisition, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which the Company maintains a 65% controlling interest.  As part of the net assets acquired, the Company assumed $3.8 million of debt (including short-term borrowings) that was entered into with a banking institution in India.  Amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets.  Other amounts relate to short-term credit facilities used to finance working capital requirements (included in Short-term borrowings in the Consolidated Balance Sheets).  Combined, the outstanding balances totaled $3.1 million at December 31, 2014.

Other Indebtedness

The Company periodically enters into short-term credit facilities in order to finance various liquidity requirements, including insurance premium payments and short-term working capital needs.  At December 31, 2014 and December 28, 2013, outstanding amounts related to such facilities were $17.0 million and $0.4 million, respectively.  Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

The Company also has documentary letters of credit not associated with the ABL Facility or the Hygiene Facility.  These letters of credit were primarily provided to certain raw material vendors and amounted to $7.8 million and $8.5 million at December 31, 2014 and December 28, 2013, respectively.  None of these letters of credit have been drawn upon.

Note 12.  Derivative Instruments

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors.  These fluctuations can increase the cost of financing, investing and operating the business.  The Company may use derivative financial instruments to help manage market risk and reduce the exposure to fluctuations in interest rates and foreign currencies.  These financial instruments are not used for trading or other speculative purposes.

All derivatives are recognized on the Consolidated Balance Sheet at their fair value as either assets or liabilities.  On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge), or (3) an undesignated instrument.  Changes in the fair value of a derivative that is designated as a fair value hedge and determined to be highly effective are recorded in current earnings, along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk.  Changes in the fair value of a derivative that is designated as a cash flow hedge and considered highly effective are recorded in Accumulated other comprehensive income (loss) until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings.  Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the Consolidated Balance Sheet and linking cash flow hedges to specific forecasted transactions or variability of cash flow to be paid.

The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items.  When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued prospectively, in accordance with current accounting standards.

The following table presents the fair values of the Company's derivative instruments for the following periods:

	As of December 31, 2014		As of December 28, 2013
In thousands	Notional	Fair Value	Notional	Fair Value
Designated hedges:
Hygiene Euro Contracts	$—	$—	$—	$—
Undesignated hedges:
Providência Contracts	140,623	3,962	—	—
Providência Instruments	20,179	(560)	—	—
Hygiene Euro Contracts	—	—	—	—
Healthcare Euro Contracts	—	—	—	—
Total	$160,802	$3,402	$—	$—

Asset derivatives are recorded within Other current assets and liability derivatives are recorded within Accounts payable and accrued expenses on the Consolidated Balance Sheets.

Providência Contracts

On January 27, 2014, the Company entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer (the "Providência Contracts").  Each contract allows the Company to purchase fixed amounts of Brazilian Reais (R$) in the future at specified U.S. dollar exchange rates, coinciding with either the Providência Acquisition or the Mandatory Tender Offer.  The Providência Contracts do not qualify for hedge accounting treatment, and therefore, are considered undesignated hedges.  As the nature of this transaction is related to a non-operating notional amount, changes in fair value were recorded in Foreign currency and other, net in the current period.

The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price.  Prior to the Providência Acquisition Date, the Company amended the primary financial instrument to reduce the notional amount to align with the consideration to be paid to the selling stockholders, which resulted in a realized gain for the Company.  Upon consummation of the Providência Acquisition, the Company purchased the required Brazilian Real at the rate specified per the terms of the contract.  In addition, the primary financial instrument was settled in the Company's favor due to a strengthening U.S. Dollar.  As a result, the Company fulfilled its obligations under the terms of the contract that specifically relate to the primary financial instrument and adjusted the fair value to zero with a realized gain of $18.9 million recognized within Foreign currency and other, net.  The remaining financial instruments relate to a series of options that expire between 1 year and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition.

Providência Instruments

As a result of the acquisition of Providência, the Company assumed a variety of derivative instruments used to reduce the exposure to fluctuations in interest rates and foreign currencies.  These financial instruments include an interest rate swap, forward foreign exchange contracts and call option contracts (the "Providência Instruments").  The counterparty to each financial instrument is a third-party financial institution.  The Providência Instruments do not qualify for hedge accounting treatment, and therefore, are considered undesignated derivatives.  As the nature of the foreign exchange contracts and call option contracts relate to operating notional amounts, changes in the fair value are recorded in Other operating, net in the current period.  Changes in the fair value of the interest rate swap is recorded in Interest expense in the current period as the nature of the transaction relates to interest on our outstanding third-party debt.

Bridge Loan Contract

On September 17, 2013, the Company entered into a foreign exchange forward contract with a third-party financial institution used to minimize foreign exchange risk on the Secured Bridge Facility and Unsecured Bridge Facility, the proceeds of which were used to fund the Fiberweb Acquisition (the ”Bridge Loan Contract”).  The contract allowed the Company to purchase a fixed amount of pounds sterling in the future at a specified U.S. Dollar rate.  The Bridge Loan Contract did not qualify for hedge accounting treatment, therefore, it was considered an undesignated hedge.  As the nature of this transaction is related to a non-operating notional amount, changes in fair value were recorded in Foreign currency and other, net in the current period.

The Fiberweb Acquisition was funded on November 27, 2013, at which time the Company purchased the underlying pounds sterling amount at the U.S. Dollar rate specified in the contract.  Upon settlement, the Company benefited from a strengthening U.S. Dollar, whereby less U.S. Dollars were required to purchase the fixed notional amount.  As a result, the Company fulfilled its obligations under the terms of the contract, adjusted the fair value of the Bridge Loan Contract to zero with no gain or loss recognized and terminated the agreement.

Hygiene Euro Contracts

On June 30, 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new hygiene line under construction in China (the "Hygiene Euro Contracts").  The contracts allow the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts.  The Hygiene Euro Contracts qualify for hedge accounting treatment and are considered a fair value hedge; therefore, changes in the fair value of each contract is recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk.  Since inception, the Company amended the equipment purchase contract on the hygiene line to which the Hygiene Euro Contracts are linked.  However, the Company modified the notional amounts of the Hygiene Euro Contracts to synchronize with the underlying updated contract payments.  As a result, the Hygiene Euro Contracts remained highly effective and continued to qualify for hedge accounting treatment.

In May 2013, the Company completed commercial acceptance of the new hygiene line under construction in China and recorded a liability for the remaining balance due.  As a result, the Company removed the hedge designation of the Hygiene Euro Contracts and continued to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge until the final payment date.  However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the hygiene line and no longer recognized in current earnings.  During the fourth quarter of 2013, the Company remitted the final payment on the hygiene line and simultaneously fulfilled its obligations under the Hygiene Euro Contracts.

Healthcare Euro Contracts

In January 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new healthcare line under construction in China (the "Healthcare Euro Contracts").  The contracts allowed the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts.  The Healthcare Euro Contracts qualified for hedge accounting treatment and were considered a fair value hedge; therefore, changes in the fair value of each contract was recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that was attributable to the hedged risk.

In July 2011, the Company completed commercial acceptance of the new healthcare line under construction in China and recorded a liability for the remaining balance due.  As a result, the Company removed the hedge designation of the Healthcare Euro Contracts and will continue to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge.  However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the healthcare line and no longer recognized in current earnings.  During the first quarter of 2012, the Company remitted the final payment on the healthcare line and simultaneously fulfilled its obligations under the Healthcare Euro Contracts.

The following table represents the amount of (gain) or loss associated with derivative instruments in the Consolidated Statement of Operations:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Designated hedges:
Hygiene Euro Contracts	$—	$(449)	$(2,559)
Undesignated hedges:
Providência Contracts	(13,554)	—	—
Providência Instruments	(786)	—	—
Healthcare Euro Contracts	—	—	(147)
Hygiene Euro Contracts	—	(799)	—
Total	$(14,340)	$(1,248)	$(2,706)

Gains and losses associated with the Company's designated fair value hedges are offset by the changes in the fair value of the underlying transactions.  However, once the hedge is undesignated, the fair value of the hedge is no longer offset by the fair value of the underlying transaction.

Note 13.  Fair Value of Financial Instruments

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs.  The fair value hierarchy is comprised of three levels that are described below:

Level 1-	Inputs based on quoted prices in active markets for identical assets or liabilities.

Level 2-
Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3-	Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities, therefore requiring an entity to develop its own assumptions.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances.  A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

The following tables present the fair value and hierarchy levels for the Company's assets and liabilities, which are measured at fair value on a recurring basis as of the following period:

In thousands	Level 1	Level 2	Level 3	December 31, 2014 (1)
Assets
Providência Contracts	$—	$3,962	$—	$3,962
Liabilities
Providência Instruments	—	(560)	—	(560)

(1) At December 28, 2013, the Company did not have any financial assets or liabilities required to be measured at fair value.

ASC 820 "Fair Value Measurements and Disclosures" (ASC 820) defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines fair value of its financial assets and liabilities using the following methodologies:

•
Firm Commitment — Assets recognized associated with an unrecognized firm commitment to purchase equipment.  The fair value of the assets is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

•
Derivative instruments — These instruments consist of foreign exchange forward contracts.  The fair value is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

The fair values of cash and cash equivalents, accounts receivable, inventories, short-term borrowings and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments.  The methodologies used by the Company to determine the fair value of its financial assets and liabilities at December 31, 2014 are the same as those used at December 28, 2013.  As a result, there have been no transfers between Level 1 and Level 2 categories.

In order to value the Providência Contracts, quantitative models that utilize multiple market inputs (including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors) are utilized.  Prior to the consummation of the Providência Acquisition, management considered the probability of the Providência Acquisition being finalized as a component of the valuation.  As a result, the Company considered the fair value of the Providência Contracts a Level 3 fair value determination.  Subsequent to the Providência Acquisition and after the settlement of the primary financial instrument included in the Providência Contracts, management no longer is required to consider the probability of the Providência Acquisition being finalized as a component of the valuation.  Therefore, the fair value of the remaining Providência Contracts are considered a Level 2 fair value determination.

Non-Recurring Basis

In light of the recent acquisition of Providência, the Company realigned its internal reporting structure during the third quarter of 2014, whereby the former Americas Nonwovens segment was divided into North America and South America segments.   As a result of the realignment of the Company's segments, some of the reporting units changed.  When reporting units are changed, ASC 350 requires that goodwill be tested for impairment both before and after the reorganization.  Therefore, the Company performed an interim goodwill impairment test and determined that goodwill was not impaired at any of the reporting units prior to the reorganization.  Subsequent to the reorganization and reallocation of goodwill, the Company performed an interim goodwill impairment test on the North America and Argentina/Colombia reporting units, using a two-step impairment test to determine if the allocated goodwill is recoverable.  The first step compares the carrying amount of the reporting unit to its estimated fair value.  If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary.  To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill.  To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

The estimated fair values of the reporting units were determined using a discounted cash flow (income approach) valuation methodology.  Key assumptions regarding estimated cash flows include profit margins, long-term forecasts, discount rates, terminal growth rates and the estimated fair value of certain assets and liabilities.  The Company made various assumptions when completing step one and step two of the analysis, which were consistent with our previous annual impairment test.  Based on this analysis, the Company determined that subsequent to the reorganization the North American reporting unit passed step one.  However, the Argentina/Colombia reporting unit failed the step one impairment calculation and it was necessary to proceed to step two.  In step two, the fair value calculated in step one is used to apply the fair value to the assets and liabilities of the reporting unit based on a hypothetical purchase price allocation.  The implied fair value of goodwill is determined in the allocation process and compared to the book value of goodwill.  Based on this analysis, the Company determined the fair value of goodwill allocated to the Argentina/Colombia reporting unit to be zero and that all of its allocated goodwill would be impaired.  As a result, the Company recorded a non-cash impairment charge of $6.9 million.  The amount is considered a non-recurring Level 3 fair value determination.

The Company reviews long-lived assets for impairment whenever changes in events or circumstances indicate that the carrying value of an asset may not be recoverable.  As a result of the realignment, the Company performed an interim impairment test in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”), which requires a long-lived asset (asset group) to be tested for recoverability by comparing the net carrying value of the asset or asset group to the undiscounted net cash flows to be generated from the use and eventual disposition of that asset (asset group).  Based on this analysis, the Company determined that the undiscounted net cash flows were greater than the net carrying value of the asset group and therefore no impairment existed.

At December 28, 2013, the Company did not have any financial assets or liabilities required to be measured at fair value on a recurring basis.  However, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina.  The Company determined the fair value of the long-lived assets to be $14.4 million.  As a result, the Company recorded an impairment charge of $2.2 million.  Personal property was valued using the cost and market approaches, and the cost approach for construction in progress.  Land was valued using a combination of the cost, income and sales comparison approaches.  Key assumptions included market rent rates ($5 per square foot), management fees (5%) and an overall capitalization rate (12%).  The amount is considered a non-recurring Level 3 fair value determination.

Note 14.  Pension and Postretirement Benefit Plans

The Company and its subsidiaries sponsor multiple defined benefit plans that cover certain employees.  Postretirement benefit plans, other than pensions, provide healthcare benefits for certain eligible employees.  Benefits are primarily based on years of service and the employee’s compensation.

Pension Plans

The Company has both funded and unfunded pension benefit plans.  It is the Company’s policy to fund such plans in accordance with applicable laws and regulations in order to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required.

The following table details information regarding the Company's pension plans:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Pension Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$(98,320)	$(16,309)	$(138,304)	$(131,580)
Service costs	(322)	(4)	(2,995)	(3,398)
Interest costs	(4,416)	(1,067)	(5,356)	(4,980)
Participant contributions	—	—	(171)	(170)
Acquisition / transfers	—	(84,932)	(2,594)	(1,602)
Plan amendments	—	—	—	622
Actuarial gain / (loss)	(18,229)	2,670	(39,661)	2,273
Settlements / curtailments	—	—	204	—
Benefit payments	6,261	1,322	4,959	4,917
Currency translation	—	—	20,768	(4,386)
Benefit obligation at end of year	$(115,026)	$(98,320)	$(163,150)	$(138,304)
Change in Plan Assets:
Fair value at beginning of year	$98,822	$12,172	$144,331	$139,064
Actual return on plan assets	10,776	2,270	41,160	(877)
Employer and participant contributions	721	721	4,938	4,788
Acquisition / transfers	—	84,981	—	1,203
Settlements / curtailments	—	—	(204)	(263)
Benefit payments	(6,261)	(1,322)	(4,959)	(4,618)
Currency translation	—	—	(21,103)	5,034
Fair value at end of year	$104,058	$98,822	$164,163	$144,331
Funded (unfunded) status	$(10,968)	$502	$1,013	$6,027
Amounts included in the balance sheet:
Current assets	$—	$—	$—	$—
Other noncurrent assets	—	—	10,018	12,133
Accounts payable and accrued liabilities	—	—	(1,217)	(346)
Other noncurrent liabilities	(10,968)	502	(7,788)	(5,760)
Net amount recognized	$(10,968)	$502	$1,013	$6,027
Weighted average assumptions used:
Return on plan assets	5.9 - 7.0%	5.9 - 7.0%	3.0 - 5.5%	3.0 - 5.5%
Discount rate	3.7 - 4.0%	4.6%	1.7 - 8.0%	3.4 - 8.0%
Salary and wage escalation rate	N/A	N/A	2.0 - 4.5%	2.8 - 4.5%

The Company has plans whose fair value of plan assets exceeds the benefit obligation.  In addition, the Company also has plans whose benefit obligation exceeds the fair value of plan assets.  The total amount of prepaid benefit cost included in the net prepaid (accrued) benefit cost recognized for all pension plans approximates $(10.0) million and $6.5 million at December 31, 2014 and December 28, 2013, respectively.  The accumulated benefit obligation was $275.0 million and $232.2 million at December 31, 2014 and December 28, 2013, respectively.

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s pension plans as of December 31, 2014 and December 28, 2013:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	14,454	1,174	15,932	12,583
Prior service cost	—	—	(525)	—
Net amounts recognized	$14,454	$1,174	$15,407	$12,583

The components of the Company's pension related costs for the following periods are as follows:

	U.S. Pension Plans			Non-U.S. Pension Plans
In thousands, except percentage data	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal YearEnded December 29, 2012	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Pension Benefit Plans
Components of net periodic benefit cost:
Service cost	$322	$4	$—	$2,995	$3,398	$2,002
Interest cost	4,416	1,067	620	5,356	4,980	5,032
Return on plan assets	(5,829)	(1,679)	(899)	(6,487)	(6,574)	(5,462)
Curtailment / settlement (gain) loss	—	—	—	61	—	792
Net amortization of:
Transition costs and other	3	253	181	1	95	(238)
Net periodic benefit cost	$(1,088)	$(355)	$(98)	$1,926	$1,899	$2,126
Weighted average assumptions used:
Return on plan assets	5.9 - 7.0%	5.9 - 7.0%	8.0%	3.0 - 5.5%	3.0 - 5.5%	1.5 - 6.0%
Discount rate	4.6%	4.6%	3.8%	3.2 - 8.0%	3.4 - 8.0%	3.7 - 7.0%
Salary and wage escalation rate	N/A	N/A	N/A	1.0 - 4.5%	2.8 - 4.5%	2.0 - 4.5%

During the fourth quarter of 2012, the Company completed the liquidation of two pension plans related to its former Dominion Textile, Inc. business in Canada.  All pension benefits legally owed to plan participants were fully paid from plan assets by the end 2012.  Excess plan assets left in the trust after all participants were paid was $0.3 million and is reported within Other current assets in the Company's Consolidated Balance Sheet at December 29, 2012.  The surplus was received by the Company in the first quarter of 2013.  As a result of the liquidation of these plans, the Company recognized a settlement loss of $0.8 million within Special charges, net in the Company's Consolidated Statement of Operations during the fiscal year ended December 29, 2012.

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested in order to provide for the benefits included in the projected benefit obligation.  The expected long-term rate of return on plan assets is based on what is achievable given the plan's investment policy, the types of assets held and target asset allocations.  The expected long-term rate of return is determined as of the measurement date.  The Company reviews each plan and its historical returns and target asset allocations to determine the appropriate long-term rate of return on plan assets to be used.  Discount rates are primarily based on the market yields of global bond indices for AA-rated corporate bonds, applied to a portfolio for which the term and currency correspond with the estimated term and currency of the obligation.

The Company’s practice is to fund amounts for its qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.  In addition, the Company manages these plans to ensure that all present and future benefit obligations are met as they come due.  During 2015, employer contributions are expected to approximate $3.7 million.  As well, the Company expects to recognize amortization of actuarial gains/losses as components of net periodic benefit cost of $0.4 million.

    Investment decisions

The Company’s overall investment strategy for pension plan assets is to achieve a blend of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers.  In the U.S., the target allocations for plan assets are 40-55 percent in equity securities, 40-55 percent in corporate bonds and U.S. Treasury securities and the remainder in cash, cash equivalents or other types of investments.  Equity securities primarily include investments in large-cap, mid-cap and small-cap companies principally located in the U.S. Fixed income securities include corporate bonds of companies of diversified industries and U.S. Treasuries.

The plans’ weighted-average asset allocations by asset category are as follows:

	December 31, 2014	December 28, 2013
Cash	6%	12%
Equity Securities	27%	30%
Fixed Income Securities	67%	58%
Total	100%	100%

The trust funds are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return.  The investment managers select investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plans’ investment strategy.  The investment managers will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.  It is the responsibility of the trustee to administer the investments of the trust within reasonable costs.  These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

The fair value of the Company's pension plan assets at December 31, 2014 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$3,904	$1,979	$1,925	$—
Equity securities:
U.S. equities (a)	17,191	11,269	5,922	—
Foreign equities (b)	12,190	5,413	6,777	—
Global equity funds (c)	42,829	13,017	29,812	—
Emerging markets (d)	749	749	—	—
Total equity securities	72,959	30,448	42,511	—
Fixed income securities:
U.S. fixed income funds (e)	68,036	1,939	66,097	—
Foreign fixed income funds (f)	120,299	—	120,299	—
Total fixed income securities	188,335	1,939	186,396	—
Insurance funds	3,023	—	—	3,023
Total	$268,221	$34,366	$230,832	$3,023

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.

(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.

(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds

(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.

(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.

(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

    The fair value of the Company's pension plan assets at December 28, 2013 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$28,671	$27,803	$868	$—
Equity securities:
U.S. equities (a)	16,566	11,023	5,543	—
Foreign equities (b)	16,233	4,993	11,240	—
Global equity funds (c)	37,697	13,489	24,208	—
Emerging markets (d)	2,423	1,083	1,340	—
Total equity securities	72,919	30,588	42,331	—
Fixed income securities:
U.S. fixed income funds (e)	43,069	11,030	27,332	4,707
Foreign fixed income funds (f)	97,264	—	97,264	—
Total fixed income securities	140,333	11,030	124,596	4,707
Insurance funds	1,230	$—	$—	$1,230
Total	$243,153	$69,421	$167,795	$5,937

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.

(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.

(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds

(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.

(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.

(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

Postretirement Plans

The Company sponsors several Non-U.S. postretirement plans that provide healthcare benefits to cover certain eligible employees.  These plans have no plan assets, but instead are funded by the Company on a pay-as-you-go basis in the form of direct benefit payments.

The following table details information regarding the Company's postretirement plans:

In thousands	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Postretirement Benefit Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$(2,034)	$—	$(5,511)	$(4,864)
Additional benefit obligations	—	—	—	—
Service costs	—	—	(7)	(59)
Interest costs	(89)	(11)	(146)	(187)
Acquisition / transfers	—	(2,030)	1,834	(1,419)
Actuarial gain / (loss)	17	7	(237)	305
Settlements / curtailments	—	—	—	182
Benefit payments	25	—	314	381
Currency translation	—	—	321	150
Benefit obligation at end of year	$(2,081)	$(2,034)	$(3,432)	$(5,511)
Change in Plan Assets:
Fair value at beginning of year	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer and participant contributions	25	—	314	381
Benefit payments	(25)	—	(314)	(381)
Currency translation	—	—	—	—
Fair value at end of year	$—	$—	$—	$—
Funded status	$(2,081)	$(2,034)	$(3,432)	$(5,511)
Amounts included in the balance sheet:
Other noncurrent assets	$—	$—	$—	$—
Accounts payable and accrued liabilities	(97)	(119)	(297)	(492)
Other noncurrent liabilities	(1,984)	(1,915)	(3,135)	(5,019)
Net amount recognized	$(2,081)	$(2,034)	$(3,432)	$(5,511)
Weighted average assumptions used:
Return on plan assets	N/A	N/A	N/A	N/A
Discount rate	3.7%	4.6%	3.2 - 3.7%	4.1 - 4.8%
Salary and wage escalation rate	N/A	N/A	2.5%	3.0%

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s postretirement benefit plans as of December 31, 2014 and December 28, 2013:

In thousands	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	(23)	(7)	122	(12)
Prior service cost	—	—	—	—
Net amounts recognized	$(23)	$(7)	$122	$(12)

    The components of the Company's postretirement related costs for the following periods are as follows:

	U.S. Postretirement Plans			Non-U.S. Postretirement Plans
In thousands, except percentage data	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Postretirement Benefit Plans
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$7	$59	$69
Interest cost	89	11	—	146	187	218
Curtailment / settlement (gain) loss	—	—	—	—	114	186
Net amortization of:
Transition costs and other	—	—	—	—	35	26
Net periodic benefit cost	$89	$11	$—	$153	$395	$499
Weighted average assumptions used:
Discount rate	4.6%	4.6%	N/A	4.1 - 4.8%	4.1 - 4.8%	3.5 - 7.0%
Salary and wage escalation rate	N/A	N/A	N/A	3.0%	3.0%	3.0 - 4.5%

    Assumed health care cost trend rates

The health care cost trend rate assumptions for the Company provided health care benefits for retirees in Canada are reflected in the following table.  The Company does not provide post-employment health care benefits for retirees in other countries.

	December 31, 2014	December 28, 2013
Weighted average health care cost trend rate assumed for next year	6.22%	6.44%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reached the ultimate trend rate	2028	2028

    A one-percentage point increase in the assumed health care cost trend rate would have increased aggregate service and interest cost in 2014 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 31, 2014 by $0.1 million.  A one-percentage point decrease in the assumed health care cost trend rate would have decreased aggregate service and interest cost in 2014 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 31, 2014 by $0.1 million.

Expected Benefit Payments

The following table reflects the total benefits projected to be paid from the pension plans or from the Company’s general assets, under the current actuarial assumptions used for the calculation of the projected benefit obligations.  Therefore, actual payments may differ from projected benefit payments.  The expected level of payments to, or on the behalf of, participants is as follows:

In thousands	Pension	Postretirement
2015	$10,833	$393
2016	10,526	385
2017	10,898	377
2018	11,316	370
2019	11,619	363
2020 to 2024	65,189	1,715

Defined Contribution Plans

The Company sponsors several defined contribution plans through its domestic subsidiaries covering employees who meet certain service requirements.  The Company makes contributions to the plans based upon a percentage of the employees’ contribution in the case of its 401(k) plans or upon a percentage of the employees’ salary or hourly wages in the case of its noncontributory money purchase plans.  The cost of the plans was $4.2 million, $2.7 million and $2.5 million for fiscal 2014, 2013 and 2012, respectively.

Note 15.  Equity Compensation Plans

The Company accounts for stock-based compensation plans in accordance with ASC 718, "Compensation - Stock Compensation" ("ASC 718"), which requires a fair-value based method for measuring the value of stock-based compensation.  Fair value is measured once at the date of grant and is not adjusted for subsequent changes.  The Company's stock-based compensation plans have included a program for stock options and restricted stock units.

In January 2011, the Company adopted an Incentive Stock Plan (the “2011 Plan”), pursuant to which the Company will grant equity-based awards to selected employees and directors of the Company.  The 2011 Plan, which included time-vesting, performance-vesting and exit-vesting options as well as restricted stock units, was amended to increase the number of shares of common stock of the Company available for grant from 22,289 to 32,622.  At December 31, 2014, the indirect parent has 6,901 shares available for future incentive awards.

During 2013, the Company’s Board of Directors reviewed the historical and projected financial performance of the Company in regard to the satisfaction of the performance-vesting options and exit-vesting options.  Under the then-current vesting conditions, a performance-vesting option vested if certain free cash flow targets were achieved in either a given fiscal year or based on cumulative targets over multiple fiscal years.  No compensation expense had ever been recorded for these options.  As none of these targets had been achieved since the date of grant, nor were expected to be satisfied in the next several years, the Company decided to commence an offer to all eligible option holders to modify the terms of all performance-vesting and exit-vesting options.  All of the eligible option holders elected to participate.  As a result, on August 30, 2013, the vesting terms for all performance-vesting options were modified to vest on terms similar to the existing exit-vesting options.  In addition, the required annual rate of return for both the existing modified performance-vesting options and the exit-vesting options was reduced from 20% to 15%.  Per ASC 718, the Company accounted for the modifications to the terms of the performance-vesting and exit-vesting options as a Type IV modifications (i.e. improbable–to-improbable) with no modification charge recorded.  If, at a future date, the Company determines it is probable the employees will vest in the modified awards, we will recognize compensation cost equal to the fair value of the award at the modification date.

On June 17, 2013, Veronica Hagen and the Company entered into a Retirement Agreement (the “Retirement Agreement”) whereby she retired from the position of President and Chief Executive Officer effective June 19, 2013 and retired from the Company on August 31, 2013.  Per the terms of the Retirement Agreement, the Company modified her equity-based awards in that certain time-vesting awards became fully vested, with all remaining awards forfeited.  Per ASC 718, the modification of the time-vesting options was treated as a Type III modification (i.e. improbable-to-probable) whereby the original equity awards are considered forfeited and new, fully vested awards are granted.  The true-up to compensation expense was recorded for these options at the date of the modification as no future service was required.  The Company also modified her exit vesting equity-based awards to remain outstanding and eligible to vest for the remaining contractual term of the options.  The modification of the exit-based options was treated as a Type IV modification (improbable-to-improbable) with no modification charge recorded.  On June 18, 2013, the Company announced the appointment of J. Joel Hackney Jr. as President and Chief Executive Officer, effective June 19, 2013.  Per the terms of his employment agreement, Mr. Hackney received 9,000 equity-based awards, which included 3,000 restricted stock units.

Since the inception of the 2011 Plan, certain select employees that have been granted equity-based awards are no longer employed by the Company.  In certain cases, the Board of Directors have agreed to modify the terms of option awards to provide that all unexercised time-vesting options that were vested upon their departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that the individual breaches any restrictive covenant.  All other time-vesting and exit-vesting options that were not vested were immediately forfeited.  Per ASC 718, the change in vesting conditions of the time-vesting options were treated as a Type III modification (i.e. improbable-to-probable) whereby the original equity awards are considered forfeited and new, fully vested awards are granted.  At the respective modification date a true-up to compensation expense was recorded for the vested options.  The change in vesting conditions of the exit-vesting options was treated as a Type IV modification (i.e. improbable-to-improbable) with no modification charge recorded.

Stock Options

Options granted under the 2011 Plan expire on the tenth anniversary date of the date of grant and vest based on the type of option granted.  Time-vesting options vest based upon the passage of time in equal installments at the respective anniversaries of the date of grant.  Modified performance-vesting options and exit-vesting options contain performance and market conditions and will vest on the date, if ever, when Blackstone receives cash proceeds from its investment in the Company aggregating in excess of 2.0 times Blackstone’s cumulative invested capital in the Company's securities, and such cash proceeds result in an annual internal rate of return of at least 15% on its cumulative invested capital in the Company’s securities.  All options are subject to continued employment with the Company.

Changes in options outstanding under the 2011 Plan are as follows:

	Number of Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Estimated Contractual Life
Outstanding - December 31, 2011	16,857	$—
Granted	4,582	1,000
Canceled / Forfeited	(979)	1,000
Exercised	—	—
Outstanding - December 29, 2012	20,460	1,000
Granted	6,817	1,000
Canceled / Forfeited	(3,882)	1,000
Exercised	—	—
Outstanding - December 28, 2013	23,395	1,000
Granted	3,761	1,000
Canceled / Forfeited	(4,435)	1,000
Exercised	—	—
Outstanding - December 31, 2014	22,721	$1,000	$—	7.57
Exercisable - December 31, 2014	4,416	$1,000	$—	6.75

The fair value of each time-vesting award is expensed on a straight-line basis over the requisite service period, which is generally the three or five year vesting period of the options.  However, we do not consider vesting of the modified performance vesting and exit-vesting options to be probable, therefore no compensation expense has yet been recorded.  Compensation expense would be recognized if, at a future date, we deem achievement of the performance target to be probable.  As of December 31, 2014, unrecognized compensation expense related to non-vested time-vesting stock options granted under the 2011 Plan totaled $1.5 million.

The weighted-average fair value of time-vesting stock options granted during fiscal 2014 and 2013 was $509.280 and $568.420, respectively, using the Black-Scholes option pricing model. The following weighted-average assumptions are as follows:

	Fiscal 2014	Fiscal 2013
Risk-free interest rate	1.74%	1.55%
Dividend yield	—%	—%
Expected life	5.8 years	6.4 years
Volatility	54.10%	59.00%

As the Company does not have sufficient historical volatility data for the common stock, the stock price volatility utilized in the fair value calculation is based on the Company's peer group in the industry in which it does business.  The risk-free interest rate is based on the yield-curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award.  Prior to 2013, the expected life was based on the vesting schedule of the options and their contractual life, taking into consideration the expected time in which the share price of the option would exceed the exercise price of the option.  However, subsequent equity grants utilize the Simplified Method as allowed under SAB Topic 14 to derive the expected life assumption.

Restricted Stock Units

Restricted stock units represent a promise to deliver shares to the individual at a future date if certain vesting conditions are met.  Under the 2011 Plan, restricted stock units will become vested on the third anniversary of the date of grant and will be settled in shares of the Company.  Dividend equivalent shares will accrue if dividends are paid on the Company’s common stock and will vest proportionately with the restricted stock units to which they relate.

Changes in restricted stock units outstanding under the 2011 Plan are as follows:

	Number of Shares	Grant Date Fair Value
Outstanding - December 29, 2012	—	$—
Granted	3,000	1,000
Canceled / Forfeited	—	—
Exercised	—	—
Outstanding - December 28, 2013	3,000	$1,000
Granted	—	—
Canceled / Forfeited	—	—
Exercised	—	—
Outstanding - December 31, 2014	3,000	$1,000

The fair value of each restricted stock unit is measured as the grant-date price of the common stock which is expensed on a straight-line basis over the three year vesting period.   As of December 31, 2014, unrecognized compensation expense related to non-vested restricted stock units granted under the 2011 Plan totaled $1.5 million.

Call Option on Common Stock

Under the 2011 Plan, the Company set forth a management equity subscription agreement whereby certain selected employees of the Company were able to invest in shares of the Company’s common stock.  The agreement contains an employer call option clause that states that the Company can repurchase the common stock from the employee prior to the third anniversary of the purchase date.  This feature creates an in-substance service period because the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period.  The employee does not partake in any of the risks or rewards of stock ownership until the end of the three year implied service period.  As a result, the cash acquired by the Company for the common stock shares have been recorded as a liability, as they are subject to repayment upon employee termination and compensation cost will be recognized over the implied three-year requisite service period equal to the fair value of the call option.   Upon the third anniversary of the purchase date of the common stock, the three-year requisite service period expired and all remaining amounts recorded as a liability were reclassified to equity.

Other Compensation Agreements

In contemplation of the Merger, the former Chief Executive Officer entered into an employment agreement which became effective as of the time of the Merger.  The agreement provided that as long as Ms. Hagen was an employee in good standing on April 23, 2013, that she would be entitled to a one-time grant of shares in the Company having a value equal to $694,000 (the “Equity Award”).  In accordance with the terms of her employment agreement, Ms. Hagen received the equity award of 694 shares of the Company’s common stock (less applicable withholding taxes) on the appropriate date.  The Company recognized compensation expense on a straight-line basis over the requisite service period and has no further obligations under the agreement.

Compensation Expense

Stock-based compensation expense is included in Selling, general and administrative expenses in the Consolidated Statement of Operations.  The amount of compensation expense recognized during the period is based on the portion of granted awards that are expected to vest.  Ultimately, the total expense recognized of the vesting period will equal the fair value of the awards as of the grant date that actually vest.  The following table summarizes the compensation expense recognized:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Stock options	$901	$950	$532
Restricted stock units	1,000	500	—
Employee call option	30	2,443	—
Equity award	—	97	310
Total	$1,931	$3,990	$842

The Company recognizes stock-based compensation expense related to the 2011 Plan over the period of time in which an employee must provide service in exchange for an award (the requisite service period).  For time-vesting options, the requisite service period is the vesting period of the particular options granted in which the full fair value of the award in recognized.  For amended performance-vesting and exit-vesting options (which contain both a performance and market condition that affects the vesting date), the requisite service period is the date, if any, when Blackstone receives cash proceeds with respect to its investment in the Company's equity securities that meets a specified financial yield.  In accordance with ASC 718, the Company does not recognize any stock-based compensation expense related to the amended performance-vesting and exit-vesting options as it cannot conclude it is probable that a liquidity event will occur as such an event is outside the control of the Company.  Accordingly, once the liquidity event becomes probable under ASC 718, the Company will recognize as expense the fair value of the exit awards (as determined on the grant date), and the fair value of the modified performance awards (as determined on the modification date – under a Type IV modification, the original vesting terms are no longer relevant).

Note 16.  Income Taxes

The provision for income taxes is computed based on the following components of income (loss) before income tax expense and discontinued operations:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Domestic	$(109,702)	$(64,320)	$(44,664)
Foreign	(11,061)	3,329	26,281
Total	$(120,763)	$(60,991)	$(18,383)

The components of income tax (provision) benefit for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Current:
Federal and state	$(1,603)	$3,947	$397
Foreign	(11,028)	(12,474)	(9,175)
Deferred:
Federal and state	(1,077)	36,689	90
Foreign	15,231	7,862	1,033
Income tax (provision) benefit	$1,523	$36,024	$(7,655)

The income tax (provision) benefit differs from the amount of income taxes determined by applying the applicable U.S. federal statutory rate of 35% to pretax income as a result of the following differences:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Computed income tax (provision) benefit at statutory rate	$42,267	$21,347	$6,435
State income taxes, net of U.S. federal tax benefit	(2,250)	(540)	(5)
Change in valuation allowance	(36,760)	6,263	(17,035)
Local country withholding tax	(3,527)	(5,307)	(800)
Intra-period allocation rule exception	—	5,201	—
Foreign rate difference	1,933	6,203	2,144
Uncertain tax positions	2,552	3,989	755
Foreign exchange	(1,680)	(1,226)	953
Other	(1,012)	94	(102)
Income tax (provision) benefit	$1,523	$36,024	$(7,655)

    The Intra-period allocation rule exception line-item for fiscal 2013 relates to the realization of the tax benefit of the current-year ordinary loss in continuing operations when the tax benefit would not otherwise be recognized.  As such, the Company recorded a tax benefit in continuing operations of $5.2 million during 2013 in accordance with the guidance in ASC 740-20-45-7 which provides an exception to the incremental approach to intra-period tax allocation and allows for all items (for example, extraordinary items, discontinued operations) to be considered in determining the amount of tax benefit that results from a loss from continuing operations and that shall be allocated to continuing operations.  Accordingly, income from all components of the financial statements represent sources of income that enable realization of the tax benefit of the current-year ordinary loss in continuing operations when the tax benefit would not otherwise be benefited, such as when a valuation allowance exists.

In fiscal year 2013, the Company experienced losses from continuing operations in the United States and France where there was a full valuation allowance recorded against its net deferred tax assets.  The Company considered income from categories other than continuing operations, such as Other comprehensive income (loss), when determining the amount of the $5.2 million tax benefit to allocate to continuing operations.

In the fourth quarter of 2013, Mexico passed and implemented tax reform.  Among the many changes, the IETU tax regime was repealed.  The PGI Mexico subsidiary was paying tax under the IETU tax regime and all deferred taxes were on the balance sheet using the attributes of the IETU tax regime.  With the repeal, the PGI Mexico subsidiary had to remove all deferred tax items related to the IETU and replace them with the attributes consistent with the ISR, or income tax regime.  The income statement impact on the tax expense related to this change was benefit of $4.1 million.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating losses and other tax credit carryforwards.

Deferred income tax assets and liabilities consist of the following:

In thousands	December 31, 2014	December 28, 2013
Deferred tax assets:
Provision for bad debts	$2,247	$1,169
Inventory capitalization and allowances	3,617	1,997
Net operating loss and capital loss carryforwards	284,050	220,890
Tax credits	9,834	5,748
Employee compensation and benefits	9,478	10,322
Other, net	49,035	14,456
Total deferred tax assets	358,261	254,582
Valuation allowance	(227,475)	(193,442)
Net deferred tax assets	$130,786	$61,140

Deferred tax liabilities:
Property, plant and equipment, net	$(66,337)	$(33,050)
Intangibles	(35,890)	(38,761)
Undistributed earnings	(17,504)	(12,477)
Other, net	(22,488)	(6,530)
Total deferred tax liabilities	(142,219)	(90,818)
Net deferred tax liabilities	$(11,433)	$(29,678)

The Company records a deferred tax liability associated with the excess of book basis over tax basis in the shares of subsidiaries not considered indefinitely invested.  At December 31, 2014, the Company has not provided deferred income taxes on approximately $7.4 million of unremitted earnings of its foreign subsidiaries where the earnings are considered indefinitely invested.  If management decided to repatriate these earnings, they would become taxable and would incur approximately $0.7 million of tax.  In the event of additional tax, unrecognized tax attributes may be available to reduce some portion of any U.S. income tax liability.

After Internal Revenue Code Section 382 (“Section 382”) limitations, the Company has $380.7 million of U.S. federal operating loss carryforwards that expire between 2024 and 2033.  In addition, the Company has $657.6 million of aggregated state operating loss carryforwards that expire over various time periods, and has $426.5 million of foreign operating loss carryforwards, of which $252.1 million have an unlimited carryforward life and $142.9 million expire between 2015 and 2023.  The remaining $31.5 million of foreign operating loss carryforwards expire between 2015 and 2034.  The Company has potential tax benefits of $2.0 million of tax credit carryforwards on foreign jurisdictions, all of which expire between 2015 and 2023.  The Company has $1.5 million of AMT credit with an unlimited carryforward life.

A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized.  In assessing the likelihood that a deferred tax asset will be realized, management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and credits as well as tax planning strategies available to the Company.  After consideration of all available evidence both positive and negative, the Company has determined that valuation allowances of $227.5 million and $193.4 million are appropriate as of December 31, 2014 and December 28, 2013, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, included in Other noncurrent liabilities in the accompanying Consolidated Balance Sheet, excluding potential interest and penalties associated with uncertain tax positions, is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Unrecognized tax benefits at beginning of period	$16,392	$12,794	$12,892
Gross increases for tax positions of prior years	—	—	—
Gross decreases for tax positions of prior years	(2,658)	(260)	(127)
Increases in tax positions for the current year	1,585	1,753	2,085
Lapse of statute of limitations	(1,461)	(1,873)	(1,810)
Purchase accounting adjustment	—	4,705	—
Currency translation	(888)	(727)	(246)
Unrecognized tax benefits at end of period	$12,970	$16,392	$12,794

The total amount of unrecognized tax benefits (the "UTBs") as of December 31, 2014 and December 28, 2013 were $20.3 million and $24.0 million, respectively.  These amounts include accrued interest and penalties of $9.1 million and $9.3 million at December 31, 2014 and December 28, 2013, respectively.  Included in the UTBs as of December 31, 2014 is $1.8 million of operating loss carryforwards for which a UTB has been established.  Further, the UTBs of $20.3 million represent the amount that, if recognized, would affect the effective tax rate of the Company in future periods.  Included in the balance as of December 31, 2014 was $1.1 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months.  This amount represents a decrease in UTBs comprised of items related to lapse of statute of limitations or settlement of issues.  The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.

During 2013, Mexico initiated a tax amnesty program that provided for the reduction or elimination of all related penalties and interest if a Company participated in the tax amnesty program.  The pardon granted under the amnesty program applied to tax assessments determined by the tax authorities, as well as to tax deficiencies determined by taxpayers themselves, either before or after they came to the tax authorities’ attention.  In May 2013, the Company exercised its right under the amnesty program since there was a tax issue pending resolution which was being reviewed by the tax courts related to the country’s Asset Tax.  The company won a ruling in a lower tax court related to the Asset Tax and believed it was more-likely-than-not that the Company would prevail if contested further by the Mexican government.  As such, the Company did not record a reserve under the ASC 740-10-25 rules as the Company believed there was no tax liability.  However, given the complexity of the issue and to mitigate any possibility of a tax assessment made by a future court ruling, the Company paid $2.9 million in settlement of the contested Asset Tax position which was then recorded a discrete tax expense during the second quarter of 2013.

 During 2012, the Company completed a sale of leased equipment between its Netherlands and Colombia subsidiaries.  At December 29, 2012, the capitalized assets have a book value of $20.7 million, which will be depreciated over the remaining useful life of the equipment.  The Company recognized no gain or loss on this intercompany transaction.  However, due to different tax rates in each jurisdiction, the transaction resulted in a deferred tax expense of $0.1 million at December 28, 2013 and a deferred tax benefit of $1.2 million at December 29, 2012 which the Company recorded within Additional paid-in-capital during 2012.  The equity adjustment will be recognized in earnings over the remaining useful life of the equipment.

Management judgment is required in determining tax provisions and evaluating tax positions.  Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities.  These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations.  The Company’s tax provision includes the impact of recording reserves and any changes thereto.  As of December 31, 2014, the Company has a number of open tax years with various taxing jurisdictions that range from 2003 to 2014.  The results of current tax audits and reviews related to open tax years have not been finalized, and management believes that the ultimate outcomes of these audits and reviews will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The major jurisdictions where the Company files income tax returns include the United States, Canada, China, India, the Netherlands, France, Germany, Spain, United Kingdom, Italy, Mexico, Colombia, and Argentina.  The U.S. federal tax returns have been examined through fiscal 2004 and the various taxing jurisdictions generally remain open and subject to examination by the relevant tax authorities for the tax years 2003 through 2014.

As a result of the acquisition of Fiberweb, the Company now has additional operations in the U.S. and France, and new operations in the United Kingdom, Germany, Italy and India.  Based on the weight of the evidence, it is management's opinion, it is more likely than not that some portion, or all, of the deferred tax assets associated with some of these entities will not be realized.  Therefore, the net deferred tax asset associated with the United Kingdom, Germany and Italy were fully valued as of the opening balance sheet date.

At the Fiberweb acquisition date, Fiberweb entities in the U.S. carried a deferred tax liability of $36.7 million that could be used as a source of income against the Company’s U.S. deferred tax assets.  Legacy AVINTIV entities in the U.S. had net operating loss carryforwards in excess of $300.0 million for which they carried a full valuation allowance.  Shortly after the completion of the Fiberweb Acquisition, the Company elected to disregard the U.S. Fiberweb parent entities in the United Kingdom.  The Fiberweb entities in the U.S. were then treated as directly owned by the Company for tax purposes and included in the Company’s U.S. consolidated federal tax return.  Making this election provided a source of income for realization of the Company’s deferred tax asset resulting in a $36.7 million reduction of our valuation allowance.  While this adjustment to the Company U.S. valuation allowance was a result of the Fiberweb Acquisition, ASC 805 indicates this benefit should not be included as a component of acquisition accounting.  Accordingly, the Company recorded the release of the valuation allowance as a tax benefit in 2013.

As a result of the acquisition of Providência, the Company now has additional operations in the U.S. and new operations in Brazil.  Based on the weight of the evidence, it is management's opinion, it is more likely than not that some portion, or all, of the deferred tax assets associated with some of these entities will be realized.  In addition, the Providência U.S. operations are owned directly by Providência.  As a result of this ownership structure, the Providência U.S. operations are not included as part of the AVINTIV U.S. Consolidated filing group.

In connection with the acquisition of Providência, the Company is party to the Providência Tax Claims.  The Providência Tax Claims relate to two tax deficiency notices received in August and November 2013 relating to Providência 2007 and 2008 tax filings.  At the Providência Acquisition Date and at each subsequent reporting period, the Company evaluated whether the Providência Tax Claims qualified for recognition and the Company determined it was more likely than not that Providência’s position would be sustained upon challenge by the Brazilian courts.  This determination was based on advice received from the Company’s Brazilian legal counsel.  Therefore, the Company did not record an uncertain tax position liability for this matter.

As discussed in Note 4, “Acquisitions”, the Deferred Purchase Price is held by the Company.  Upon resolution of the Providência Tax Claims by the Brazilian court, either tax payments for the Providência Tax Claims will be made to the Brazilian tax authorities or the Deferred Purchase Price will be paid to the selling shareholders.  The Company will be responsible for any actual tax payment to settle the Providência Tax Claims in excess of the Deferred Purchase Price.  Based on the Company’s best estimate, the resolution of the Providência Tax Claims is expected to take longer than a year.

Note 17.  Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders.  As of December 31, 2014, the Mandatory Tender Offer was still under review by the CVM.  Hence, the conditions for the launch of the Mandatory Tender Offer have not been met as of December 31, 2014.  However, once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.

Financial results of Providência are attributed to the minority shareholders based on their ownership percentage and accordingly disclosed in the Consolidated Statements of Operations.  Subsequent to the allocation of earnings, the carrying value is then adjusted to its redemption value as of each balance sheet date with a corresponding adjustment to additional paid-in capital.

A reconciliation of the redeemable noncontrolling interest since the Providência Acquisition Date is as follows:

In thousands	2014
Beginning Balance	$80,792
Comprehensive income (loss) attributable to redeemable noncontrolling interest	(13,020)
Periodic adjustment to redemption value, net of currency adjustment	21,409
Ending Balance	$89,181

The estimated redemption value of the redeemable noncontrolling interest is determined based on the terms and conditions of the Mandatory Tender Offer, which state that the purchase price payable for the tendered shares is not impacted by the earnings attributable to the redeemable noncontrolling interest.  As a result, earnings attributable to the redeemable noncontrolling interest are offset by a deemed dividend, as a periodic adjustment to the recorded redemption value, to the minority shareholders recognized in additional paid-in capital.  In addition, the recorded redemption value accretes at a variable interest rate which is also recognized as a periodic adjustment to the redemption value.  Lastly, the Mandatory Tender Offer is denominated in Brazilian Reais.  Therefore, the redemption value is recorded at the U.S. Dollar equivalent on the Consolidated Balance Sheets, initially using the exchange rate in effect on the date of issuance and translated using the current exchange rate at each subsequent balance sheet date.  The respective currency exchange rate movement is recognized as a periodic adjustment to the recorded redemption value in additional paid-in capital.

Periodic adjustment to the redemption value is adjusted to net income (loss) attributable to AVINTIV Inc. in calculating the Company’s basic and diluted earnings per share.

A reconciliation of basic and diluted loss per share attributable to AVINTIV Inc. is as follows:

in thousands, except for per share data	December 31, 2014	December 28, 2013
Net Income (loss) attributable to AVINTIV Inc.	$(115,297)	$(24,933)
Periodic adjustment to redemption value, net of currency adjustment	(21,409)	—
Net income (loss) attributable to AVINTIV Inc. after periodic adjustment to redemption value, net of currency adjustment	$(136,706)	$(24,933)
Weighted average common shares outstanding, basic and diluted	292,178	264,998
Basic and diluted loss per share	$(467.89)	$(94.09)

Note 18.  Equity

On January 28, 2011 in connection with the closing of the Merger, Blackstone, contributed $255 million and certain members of management at AVINTIV contributed $4.9 million, for an aggregate contribution of $259.9 million (the "Initial Capital").  As consideration for the Initial Capital, the Company issued a total of 259,865 shares of common stock, with a par value of $0.01 per share.

Common Stock

The authorized share capital of the Company is $10,000 consisting of 1,000,000 shares, par value $0.01 per share.  The Company did not pay any dividends during fiscal years 2014 or 2013 and intends to retain future earnings, if any, to finance the further expansion and continued growth of the business.  In addition, the Company’s indebtedness obligations limit certain restricted payments, which include dividends payable in cash, unless certain conditions are met.

Additional Paid-in-Capital

The Initial Capital in connection with the closing of the merger is recorded in Additional paid-in capital.  Amounts related to certain members of the Company's management, have been reclassified to Other noncurrent liabilities as they contained a three-year call option feature which specifies that the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period.  Upon the expiration of the three-year call option, associated amounts were no longer considered a liability and recorded in Additional paid-in capital.  Subsequent to January 28, 2011, certain members of the Company's management and certain board members purchased common stock of the Company.  In addition, the Company has repurchased common stock from former employees.  At December 31, 2014, the net amount purchased was $2.1 million and accordingly, the Company recorded the basis in these shares as additional paid-in capital or as a noncurrent liability, as necessary.

On December 18, 2013, the Company received an additional equity investment of $30.7 million from Blackstone (the "Equity Investment").  The Equity Investment, along with the proceeds received from the Term Loans, were used to repay all outstanding borrowings under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement.

In connection with Providência Acquisition, the Company determined that the related noncontrolling interest is required to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.  As a result, adjustments to the redeemable noncontrolling interest are offset by a deemed dividend to the minority shareholders recognized in Additional paid-in capital.  Refer to Note 17, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

    Accumulated Other Comprehensive Income (Loss)

The changes in Accumulated other comprehensive income (loss) by component are as follows:

In thousands	Pension and Postretirement Benefit Plans	Cumulative Translation Adjustments	Total
Balance - December 29, 2012	$(13,766)	$(1,003)	$(14,769)
Other comprehensive income (loss) before reclassifications	(2,519)	8,709	6,190
Amounts reclassified out of accumulated comprehensive income (loss)	473	—	473
Net current period other comprehensive income (loss)	(2,046)	8,709	6,663
Balance - December 28, 2013	(15,812)	7,706	(8,106)
Other comprehensive income (loss) before reclassifications	(15,201)	(35,911)	(51,112)
Amounts reclassified out of accumulated comprehensive income (loss)	54	—	54
Net current period other comprehensive income (loss)	(15,147)	(35,911)	(51,058)
Balance - December 31, 2014	$(30,959)	$(28,205)	$(59,164)

Amounts presented in Other comprehensive income (loss) before reclassifications are net of tax.  For the fiscal year ended December 31, 2014, the Company recorded $0.1 million and $0.0 million of tax expense for pension and postretirement benefit plans and cumulative translation adjustments, respectively.  For the fiscal year ended December 28, 2013, the Company recorded $1.3 million and $4.0 million of tax expense for pension and postretirement benefit plans and cumulative translation adjustments, respectively.

Amounts reclassified out of Accumulated other comprehensive income (loss) are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Pension and other postretirement benefit plans:
Net amortization of actuarial gains (losses)	$(4)	$(383)
Curtailment / settlement gain (loss)	(61)	(114)
Total reclassifications, before tax	(65)	(497)
Income tax (provision) benefit	11	24
Total reclassifications, net of tax	$(54)	$(473)

Amounts associated with pension and postretirement benefit plans reclassified from Accumulated other comprehensive income (loss) are recorded within Selling, general and administrative expenses on the Consolidated Statement of Operations.  The components are included in the computation of net periodic benefit cost.

Note 19.  Special Charges, Net

As part of our business strategy, the Company incurs amounts related to corporate-level decisions or actions by the Board of Directors.  These actions are primarily associated with initiatives attributable to acquisition integration, restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable.  In addition, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.  These amounts are included in Special charges, net in the Consolidated Statement of Operations.

    A summary of special charges for each respective period is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Restructuring and plant realignment costs	$9,713	$8,633	$15,074
Acquisition - Blackstone	—	37	452
Acquisition and integration - Providência	24,435	—	—
Acquisition and integration - Fiberweb	14,643	18,306	—
Colombia flood	—	—	57
Goodwill impairment	6,851	—	—
Asset impairment	—	2,259	—
Other charges	3,543	3,953	4,009
Total	$59,185	$33,188	$19,592

Restructuring and Plant Realignment Costs

The Company incurs costs associated with restructuring initiatives intended to result in improved operating performance, profitability and working capital levels.  Costs associated with these initiatives include reducing headcount, improving manufacturing productivity, realignment of management structures, reducing corporate costs and rationalizing certain assets, businesses and employee benefit programs.  Costs incurred for the current period primarily relate to costs incurred to realize cost improvement initiatives associated with the acquisition and integration of Fiberweb.  Amounts in the prior period primarily consist of plant realignment initiatives in the North America and Europe regions.  In addition, the Company incurs costs associated with less significant ongoing restructuring initiatives resulting from the continuous evaluation of opportunities to optimize manufacturing facilities and manufacturing processes.  Costs associated with these initiatives primarily relate to professional consulting fees.

During 2012, the Company initiated the internal redesign and restructuring of its global operations for the purposes of realigning and repositioning the Company to consolidate the benefits of its global footprint, align resources and capabilities with future growth opportunities and provide for a more efficient structure to serve existing markets.  In addition, the Company launched an initiative to utilize a third-party service provider for its Information Systems support tactical functions, including: service desk; desktop/end-user computing; server administration; network services; data center operations; database and applications development; and maintenance.  Cost incurred for the respective periods presented primarily consisted of employee separation and severance expenses.

Acquisition - Blackstone

As a result of the Merger on January 28, 2011, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services.  Other expenses included direct financing costs associated with the issuance of the Senior Secured Notes as well as the fee to enter into the ABL Facility, both of which have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Merger.

Acquisition and Integration - Providência

In association with the Providência Acquisition, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services.  Other expenses included direct financing costs associated with both the Senior Unsecured Notes and the Incremental Amendment to the Term Loans.  These costs have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Providência Acquisition.  However, a portion of these costs related to the Incremental Term loan were expensed as incurred.

Acquisition and Integration - Fiberweb

In association with the Fiberweb Acquisition, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services.  Other expenses included direct financing costs associated with both the Secured Bridge Facility and the Unsecured Bridge Facility, as well as with the Term Loans.  These costs have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Fiberweb Acquisition.  In addition, the Company has launched several initiatives during 2014 focused on the integration of Fiberweb into the existing operations and underlying processes of the Company.  These initiatives include cost reduction initiatives and costs associated with integrating the back office activities of the combined business.  As a result, the Company incurred costs directly associated with these activities which include legal, accounting and other fees for professional services.

Colombia Flood

In December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where its manufacturing facility is located.  The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base.  The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter of 2011.  The costs related to restoration of the facility were net of insurance proceeds.

Goodwill Impairment

Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.  In light of the recent acquisition of Providência, the Company realigned its reportable segments during the third quarter of 2014 to reflect its new organizational structure and business focus.  The Company reviewed the recoverability of goodwill at reporting units impacted by the reorganization and determined that amounts allocated to the Argentina/Colombia reporting unit were impaired.  As a result, the Company recorded a non-cash impairment charge of $6.9 million.

Asset Impairment

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina.  The Company determined the fair value of the long-lived assets to be $14.4 million.  As a result, the Company recorded a non-cash impairment charge of $2.2 million to adjust the carrying value to its fair value.

Other Charges

Other charges consist primarily of expenses related to the Company’s pursuit of other business opportunities.  The Company reviews its business operations on an ongoing basis in light of current and anticipated market conditions and other factors and, from time to time, may undertake certain actions in order to optimize overall business, performance or competitive position.  To the extent any such decisions are made, the Company would likely incur costs associated with such actions, which could be material.  Other charges also includes various corporate-level initiatives and the relocation of our Nanhai, China manufacturing facility.

Restructuring Reserve

Amounts accrued for Restructuring and Plant Realignment costs are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets.  Changes in the Company's reserves for the respective periods presented are as follows:

In thousands	North America	South America	Europe	Asia	Corporate	Total
December 29, 2012	$920	$848	$1,431	$639	$2,440	$6,278
Additions	1,700	922	4,238	1	1,772	8,633
Acquisitions	92	—	1,789	129	—	2,010
Cash payments	(1,647)	(868)	(2,980)	(505)	(2,343)	(8,343)
Translation and other	—	(127)	9	—	—	(118)
December 28, 2013	1,065	775	4,487	264	1,869	8,460
Additions	1,324	842	7,472	(64)	139	9,713
Acquisitions	—	—	—	—	—	—
Cash payments	(2,304)	(164)	(8,807)	(99)	(1,828)	(13,202)
Translation and other	513	(308)	(1,434)	(62)	—	(1,291)
December 31, 2014	$598	$1,145	$1,718	$39	$180	$3,680

The Company accounts for its restructuring programs in accordance with ASC 712, "Compensation - Non-retirement Postemployment Benefits" ("ASC 712") and ASC 420, "Exit of Disposal Cost Obligations" ("ASC 420").  Costs incurred for the respective periods presented primarily consisted of employee separation and severance expenses.  Programs in existence prior to the acquisition of Fiberweb are substantially complete as of the end of 2014.  As a result of the acquisition of Fiberweb, the Company has initiated a restructuring program to integrate and optimize the combined footprint.  Total Projected costs for these programs are expected to range between $16.0 million and $23.0 million with payments continuing into 2015.  Cost incurred since the Fiberweb Acquisition Date totaled $12.8 million.

A summary of special charges by reportable segment is as follows:

In thousands	Restructuring and Plant Realignment Costs	Acquisition and Integration Costs	Other Special Charges	Total Special Charges, Net
For the year ended December 31, 2014
North America	$1,324	$4,906	$881	$7,111
South America	842	4,627	6,851	12,320
Europe	7,472	3,999	—	11,471
Asia	(64)	—	2,215	2,151
Corporate	139	25,546	447	26,132
Total	$9,713	$39,078	$10,394	$59,185
For the year ended December 28, 2013
North America	$1,700	$244	$139	$2,083
South America	922	4	2,213	3,139
Europe	4,238	1,275	—	5,513
Asia	1	—	202	203
Corporate	1,772	16,820	3,658	22,250
Total	$8,633	$18,343	$6,212	$33,188
For the year ended December 29, 2012
North America	$4,212	$—	$—	$4,212
South America	1,721	—	65	1,786
Europe	3,180	—	—	3,180
Asia	829	—	—	829
Corporate	5,132	452	4,001	9,585
Total	$15,074	$452	$4,066	$19,592

Note 20.  Other Operating, Net

Transactions that are denominated in a currency other than an entity's functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.  The Company includes these gains and losses related to receivables and payables as well as the impacts of other operating transactions as a component of Operating income (loss).

Amounts associated with these components for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Foreign currency gains (losses)	$(5,448)	$(2,838)	$151
Other operating income (expense)	3,603	326	136
Total	$(1,845)	$(2,512)	$287

Note 21.  Foreign Currency and Other, Net

Transactions that are denominated in a currency other than an entity's functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.  The Company includes these gains and losses related to intercompany loans and debt as well as other non-operating activities as a component of Other income (expense).

Amounts associated with these components for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Foreign currency gains (losses)	$(35,558)	$(6,689)	$(3,433)
Other non-operating income (expense)	8,475	(2,162)	(1,701)
Total	$(27,083)	$(8,851)	$(5,134)

Amounts included within other non-operating income (expense) are primarily related to fees associated with our accounts receivable factoring agreements.  Other items include gains or losses on the sale of assets and other non-operating transactions.

On January 27, 2014, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer.  The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price.  On June 11, 2014, the Company settled the primary financial instrument which provided $18.9 million of income realized at the date of acquisition.  As the nature of this transaction is related to a non-operating notional amount, changes in fair value are included in other non-operating income (expense).

The remaining financial instruments relate to a series of options that expire between 1 year and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration to be paid for the Providência Acquisition.  Since inception, the Company recognized a loss of $5.3 million associated with the changes in fair value of the options.  As the nature of these transactions are related to a non-operating notional amount, changes in fair value are included in other non-operating income (expense).

Note 22.  Commitments and Contingencies

The Company is involved from time to time in various litigations, claims and administrative proceedings arising out of the ordinary conduct of its business.  Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available.  Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any liability which may result from these legal matters would not have a material adverse effect on the Company's business or financial condition.

Non-affiliate Leases

The Company leases certain manufacturing, warehousing and other facilities and equipment under operating leases.  The leases on most of the properties contain renewal provisions.  Future minimum rental payments required under non-affiliate operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2014 are presented in the following table:

In thousands	Gross Minimum Rental Payments
2015	$15,352
2016	14,093
2017	13,345
2018	11,495
2019	3,912
Thereafter	20,267
Total	$78,464

Rent expense (net of sub-lease income), including incidental leases, was $20.1 million, $15.4 million and $14.5 million for the Company during the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.  These expenses are generally recognized on a straight-line basis over the life of the lease.

In the third quarter of 2011, the Company's state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production.  The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S.  The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million.  From the commencement of the lease to its fourth anniversary date, the Company will make annual lease payments of $8.3 million.  From the fourth anniversary date to the end of the lease term, the Company's annual lease payments may change, as defined in the lease agreement.  The aggregate monthly lease payments under the agreement, subject to adjustment, are expected to approximate $58 million.  The lease includes covenants, events of default and other provisions that requires the Company to maintain certain financial ratios and other requirements.

Financing Obligation

As a result of the Fiberweb Acquisition, the Company acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process.  Upon completion of its construction in 2011, the utility plant was sold to an unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years.  The Company has accounted for this transaction as a direct financing lease, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability.  Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation.  At the end of the lease term, the Company will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets.  At December 31, 2014, the outstanding balance of the financing obligation was $18.4 million, which is included in Other noncurrent liabilities in the Consolidated Balance Sheets.

Purchase Commitments

At December 31, 2014, the Company had purchase commitments of $92.1 million, of which $77.1 million related to the purchase of raw materials in the normal course of business.  The remaining $15.0 million related to capital projects, primarily associated with the plan to relocate the Company's Nanhai, China manufacturing facilities and the warehouse expansion project at the Company's Old Hickory, Tennessee manufacturing facilities.

Providência Tax Claims

In connection with the acquisition of Providência, the Company is party to the Providência Tax Claims as discussed in Notes 4, “Acquisitions” and 16, “Income Taxes”. The Providência Tax Claims relate to two tax deficiency notices received in August and November 2013 relating to Providência’s 2007 and 2008 tax filings. At the Providência Acquisition Date and at each subsequent reporting period, the Company evaluated whether the Providência Tax Claims qualified for recognition and the Company determined it was more likely than not that Providência’s position would be sustained upon challenge by the Brazilian courts. This determination was based on advice received from the Company’s Brazilian legal counsel. Therefore, the Company did not record an uncertain tax position liability for this matter.

At the Providência Acquisition Date, the Deferred Purchase Price amounted $47.9 million. The Deferred Purchase Price is denominated in Brazilian Reais and accretes at a rate of 9.5% per annum compounded daily. At December 31, 2014, the remeasured and accreted balance of the Deferred Purchase Price was $42.4 million. Based on the Company’s best estimate, the resolution of the Providência Tax Claims is expected to take longer than a year.

Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders.  As of December 31, 2014, the Mandatory Tender Offer was still under review by the CVM.  Hence, the conditions for the launch of the Mandatory Tender Offer have not been met as of December 31, 2014.  However, once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência.  Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.  At December 31, 2014, the redemption value of the redeemable noncontrolling interest was $89.2 million.  Refer to Note 17, "Redeemable Noncontrolling Interest" for further information on the accounting of the redeemable noncontrolling interest.

 Environmental

The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment.  The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements.  Some risk of environmental liability is inherent, however, in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

Note 23.  Segment Information

The Company is a leading global innovator and manufacturer of specialty materials, primarily focused on the production of nonwoven products.  The Company operates through four operating segments, which represent its four reportable segments: North America, South America, Europe and Asia, with the main source of revenue being the sales of primary and intermediate products to consumer and industrial markets.  The Company has one major customer, Procter & Gamble, which accounts for approximately 12% of its business, the loss of which would have a material adverse impact on reported financial results.  Sales to this customer are reported within each of the operating segments.

 Segment information is based on the “management” approach which designates the internal reporting used by management for making decisions and assessing performance.  The Company manages its business on a geographic basis, as each region provides similar products and services.  The reportable segments are consistent with the manner in which financial information is desegregated for internal review and decision making.  The accounting policies of the reportable segments are the same as those described in Note 3, “Summary of Significant Accounting Policies”.  Intercompany sales between the reportable segments are eliminated.

In light of the acquisition of Providência, the Company realigned its reportable segments during the third quarter of 2014. Reportable segments are as follows: North America, South America, Europe and Asia.

    Financial data by operating segment is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales
North America	$828,633	$572,095	$542,788
South America	306,164	153,770	161,509
Europe	530,440	316,400	294,120
Asia	194,677	172,597	156,746
Total	$1,859,914	$1,214,862	$1,155,163

Operating income (loss)
North America	$87,159	$51,485	$49,988
South America	6,791	7,681	18,047
Europe	21,484	8,571	11,102
Asia	17,352	17,809	18,130
Unallocated Corporate	(54,954)	(45,059)	(40,586)
Eliminations	(449)	(131)	76
Subtotal	77,383	40,356	56,757
Special charges, net	(59,185)	(33,188)	(19,592)
Total	$18,198	$7,168	$37,165

Depreciation and amortization expense
North America	$48,173	$27,614	$28,072
South America	18,652	8,458	9,204
Europe	22,061	13,695	11,267
Asia	22,009	19,954	13,780
Unallocated Corporate	1,662	1,776	1,718
Subtotal	112,557	71,497	64,041
Amortization of loan acquisition costs	5,698	4,796	2,665
Total	$118,255	$76,293	$66,706

Capital spending
North America	$35,351	$11,754	$4,909
South America	10,819	3,991	611
Europe	15,812	6,419	8,802
Asia	16,511	31,122	36,626
Corporate	3,964	1,356	677
Total	$82,457	$54,642	$51,625

In thousands	December 31, 2014	December 28, 2013
Division assets
North America	$819,133	$644,913
South America	536,140	135,373
Europe	304,879	351,591
Asia	261,172	265,729
Corporate	113,849	66,914
Total	$2,035,173	$1,464,520

Geographic Data:

Export sales from the Company's United States operations to unaffiliated customers were $19.1 million, $20.1 million and $32.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.

 Geographic data for the Company's operations, based on the geographic region that the sale is made from, are presented as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales
United States	$619,162	$380,836	$357,193
Mexico	138,041	130,451	128,284
Canada	71,430	60,808	57,312
Europe	530,440	316,400	294,120
Asia	194,676	172,597	156,746
South America	306,165	153,770	161,508
Total	$1,859,914	$1,214,862	$1,155,163

In thousands	December 31, 2014	December 28, 2013
Property, plant and equipment, net
United States	$286,204	$209,861
Mexico	51,295	56,229
Canada	4,088	5,026
Europe	136,993	155,383
Asia	146,240	158,006
South America	245,410	68,275
Total	$870,230	$652,780

Net Sales:

The Company’s products serve its customers in the following three key applications, each of which are presented below:

·	Personal Care – Personal Care represents specialty materials used for hygiene, dryer sheets and personal wipes products.

·	Infection Prevention – Infection Prevention includes specialty materials used for healthcare, filtration and disinfectant wipes products.

·
High Performance Solutions – High performance solutions represents specialty materials used for Building & Construction/Geosynthetics & Agriculture, industrial wipes, filtration, and various other applications.

Net sales by key applications are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales
Personal Care	$894,980	$598,879	$583,131
Infection Prevention	340,727	296,483	294,297
High Performance Solutions	624,208	319,500	277,736
Total	$1,859,914	$1,214,862	$1,155,163

Note 24. Selected Quarterly Financial Data

The unaudited quarterly financial data for the fiscal years ended December 31, 2014 and December 28, 2013 are presented below.  All quarters included below were comprised of 13 weeks except for the fourth quarter ended December 31, 2014 which contained 14 weeks.  The additional week was a result of a change in the Company's fiscal year-end to a calendar year ending on December 31 from a 52 week period ending on the Saturday closest to each December 31.  Refer to Note 2, "Basis of Presentation" for further information on the change in the Company's fiscal year-end.

Quarterly data for fiscal 2014:
In thousands	Fourth Quarter Ended December 31, 2014	Third Quarter Ended September 27, 2014	Second Quarter Ended June 28, 2014	First Quarter Ended March 29, 2014
Operating Data:
Net sales	$499,419	$498,013	$439,898	$422,584
Gross profit	91,965	80,492	86,586	74,465
Net income (loss)	(30,652)	(57,151)	(21,941)	(9,496)
Net income (loss) attributable to AVINTIV Inc.	(30,925)	(55,228)	(19,664)	(9,480)

Quarterly data for fiscal 2013:
In thousands	Fourth Quarter Ended December 28, 2013	Third Quarter Ended September 28, 2013	Second Quarter Ended June 29, 2013	First Quarter Ended March 30, 2013
Operating Data:
Net sales	$347,263	$288,979	$291,538	$287,082
Gross profit	51,600	48,200	50,390	45,866
Net income (loss)	(2,567)	(8,267)	(7,906)	(6,227)
Net income (loss) attributable to AVINTIV Inc.	(2,533)	(8,267)	(7,906)	(6,227)

Note 25.  Certain Relationships and Related Party Transactions

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone and certain members of the Company's management.  The Shareholders Agreement governs certain matters relating to ownership of the Company, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions).  Each party to the Shareholders Agreement also agrees to vote all of its voting securities, whether at a shareholders meeting, or by written consent, in the manner which Blackstone directs, except that an employee shareholder shall not be required to vote in favor of any change to the organizational documents of the Company that would have a disproportionate adverse effect on the terms of such employee shareholder’s shares of Common Stock relative to other shareholders.  Each employee shareholder also grants to the Chief Executive Officer of Company a proxy to vote all of the securities owned by such employee shareholder in the manner described in the preceding sentence.  As of December 31, 2014, the Board of Directors of the Company includes one Blackstone member, five outside members and the Company’s Chief Executive Officer as an employee director.  Furthermore, Blackstone has the power to designate all of the members of the Board of Directors of the Company and the right to remove any or all directors that it appoints, with or without cause.

Advisory Agreement

Upon the completion of the Merger, AVINTIV Specialty Materials became subject to a transaction and fee advisory agreement (“Advisory Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone.  Under the Advisory Services Agreement, BMP (including through its affiliates) has agreed to provide certain monitoring, advisory and consulting services for an annual non-refundable advisory fee, to be paid at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of AVINTIV Specialty Materials’ consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for the immediately preceding fiscal year.  The amount of such fee shall be initially paid based on AVINTIV Specialty materials’ then most current estimate of AVINTIV Specialty Materials’ projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid.  After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual consolidated EBITDA for such period and AVINTIV Specialty Materials or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount.  Since the Merger until fiscal 2014, the Company's advisory fee has been $3.0 million, which is paid at the beginning of each year.  However, as a result of actual Consolidated EBITDA for the fiscal year ended December 31, 2014, the Company's advisory fee was adjusted to $5.2 million.  The amounts are included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to AVINTIV Specialty Materials, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by AVINTIV Specialty Materials.  The fee associated with the Fiberweb transaction totaled $2.5 million and was paid in December 2013.  The fee associated with the Providência transaction totaled $5.3 million and was paid in October 2014.  These amounts are included in Special charges, net in the Consolidated Statement of Operations.

At any time in connection with or in anticipation of a change of control of AVINTIV Specialty Materials, a sale of all or substantially all of AVINTIV Specialty Materials’ assets or an initial public offering of common equity of AVINTIV Specialty Materials or parent entity of AVINTIV Specialty Materials or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Advisory Services Agreement, assuming a hypothetical termination date of the Advisory Service Agreement to be the twelfth anniversary of such election.  The Advisory Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as AVINTIV Specialty Materials and BMP may mutually determine.  AVINTIV Specialty Materials will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Advisory Services Agreement.

Other Relationships and Transactions

An affiliate of Blackstone, the Blackstone Group International Partners, LLP (“BGIP”), provided certain financial advisory services to AVINTIV Specialty Materials in connection with the acquisition of Fiberweb for which BGIP received an aggregate fee of $3.0 million. AVINTIV Specialty Materials reimbursed BGIP for its reasonable documented expenses, and agreed to indemnify BGIP and related persons against certain liabilities arising out of its engagement.  As a result, the Company recognized $3.2 million during the year ended December 28, 2013, which is included within Special charges, net in the Consolidated Statements of Operations.

Blackstone and its affiliates have ownership interests in a broad range of companies.  The Company has entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services.  In addition, Blackstone Holdings Finance Co., LLC, an affiliate of Blackstone, participated in the Fiberweb financing group and received $0.6 million associated with their pro rata participation.

Under our Restated Articles of Incorporation, the Company's directors do not have a duty to refrain from engaging in similar business activities as the Company or doing business with any client, customer or vendor of the Company engaging in any other corporate opportunity that the Company has any expectancy or interest in engaging in.  The Company has also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform the Company of such corporate opportunity.

Note 26.  Condensed Financial Information of the Parent Company

The Company has no material assets or standalone operations other than its indirect ownership of the shares of AVINTIV Specialty Material Inc.  The Senior Secured Notes and the indenture governing the Notes restrict the Company’s ability to obtain funds from its subsidiaries through dividends, loans or advances.  Accordingly, this condensed financial information has been presented on a “Parent-only” basis.  Under a Parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting.

The following tables present the financial position of the Company as of December 31, 2014 and December 28, 2013, the Statements of Operations as of December 31, 2014, December 28, 2013 and December 29, 2012 and the Statements of Cash Flows as of December 31, 2014, December 28, 2013 and December 29, 2012.

AVINTIV Inc.
Condensed Balance Sheets
In thousands, except share data	December 31, 2014	December 28, 2013
ASSETS
Cash	$——	$—
Net investment in subsidiary	(24,355)	158,896
Total assets	(24,355)	158,896
EQUITY
Common Stock – par value $0.01; 1,000,000 authorized shares; 292,491 issued and outstanding December 31, 2014; and 291,991 shares issued and outstanding December 28, 2013	3	3
Additional paid-in capital	277,245	294,141
Accumulated earnings (deficit)	(242,439)	(127,142)
Accumulated other comprehensive income (loss)	(59,164)	(8,106)
Total equity (deficit)	(24,355)	158,896

AVINTIV Inc.
Condensed Statements of Comprehensive Income (Loss)
In thousands, except for per share data	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Selling, general, and administrative	$(1,931)	$(3,990)	$(842)
Equity in net loss of subsidiary	(113,366)	(20,943)	(25,196)
Net income (loss)	$(115,297)	$(24,933)	$(26,038)
Weighted average common shares outstanding, basic and diluted	292,178	264,998	260,403
Basic and diluted earnings (loss) per share (Note 17)	$(467.89)	$(94.09)	$(99.99)
Other comprehensive income (loss), net of tax
Currency translation	(35,911)	8,709	2,287
Employee postretirement benefits	(15,147)	(2,046)	(19,927)
Other comprehensive income (loss), net of tax	(51,058)	6,663	(17,640)
Comprehensive income (loss)	$(166,355)	$(18,270)	$(43,678)

AVINTIV Inc.
Condensed Statements of Cash Flows
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Investing activities:
Net investment in subsidiary	(750)	(30,504)	(1,087)
Net cash used in investing activities	(750)	(30,504)	(1,087)
Financing activities:
Issuance of stock	750	30,504	1,087
Net cash used in financing activities	750	30,504	1,087
Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents
Beginning of year	$—	$—	$—
End of year	$—	$—	$—

As the Company has consolidated shareholders’ deficit as of December 31, 2014, its net asset base for purposes of calculating the proportionate share of the restricted net assets of its indirect ownership of the shares of AVINTIV Specialty Materials Inc. is deemed to be zero.  Therefore, the restrictions placed on the Company’s net investment result in the 25 percent threshold being exceeded.  During the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, the Company’s consolidated subsidiaries did not pay any cash dividends to the Company.

Note 27.  Subsequent Event

On March 25, 2015, the Company announced that PGI France Holdings SAS, a wholly-owned subsidiary of the Company, entered into an agreement to acquire Dounor SAS (“Dounor”), a French manufacturer of materials used in hygiene, healthcare and industrial applications.  The acquisition of Dounor was completed on April 17, 2015 for a purchase price of €55 million using the proceeds from borrowings under an incremental amendment (“the Second Incremental Amendment”) to the Company’s existing Term Loan Facility.  The Company is currently in the process of evaluating the purchase accounting implications of the acquisition of Dounor.

On April 17, 2015, AVINTIV Specialty Materials entered into the Second Incremental Amendment.  Pursuant to the Second Incremental Amendment, AVINTIV Specialty Materials obtained $238.0 million of commitments for incremental term loans (the “2015 Additional Term Loans”).  A portion of the proceeds of the 2015 Additional Term Loans were used to fund the consideration due in respect of the previously announced acquisition of Donour.  The remaining proceeds are expected to be used to redeem $200.0 million outstanding principal amount of AVINTIV Specialty Materials’ outstanding Senior Secured Notes, to pay related fees and expenses (including the redemption premium) and for general corporate purposes.

On April 8, 2015, AVINTIV Specialty Materials issued a conditional notice of its election to redeem $200.0 million of the outstanding principal amount of its Senior Secured Notes.  The Senior Secured Notes are expected to be redeemed on May 8, 2015 (the “Redemption Date”) at a redemption price of 103.875% of the principal amount thereof, plus accrued and unpaid interest on the Senior Secured Notes to, but excluding, the Redemption Date.